AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997

                                                     REGISTRATION NO. 333-36557
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          PREMIERE TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
                GEORGIA                              59-3074176
    (STATE OR OTHER JURISDICTIONOF           (I.R.S. EMPLOYERIDENTIFICATION
    INCORPORATION OR ORGANIZATION)                       NUMBER)
                           3399 PEACHTREE ROAD, N.E.
                           LENOX BUILDING, SUITE 400
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                BOLAND T. JONES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          PREMIERE TECHNOLOGIES, INC.
                           3399 PEACHTREE ROAD, N.E.
                           LENOX BUILDING, SUITE 400
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

            JOEL J. HUGHEY                        PATRICK G. JONES
           ALSTON & BIRD LLP              SENIOR VICE PRESIDENT FINANCE AND
          ONE ATLANTIC CENTER                           LEGAL
      1201 WEST PEACHTREE STREET             PREMIERE TECHNOLOGIES, INC.
      ATLANTA, GEORGIA 30309-3424               3399 PEACHTREE ROAD,
            (404) 881-7000                 N.E. LENOX BUILDING, SUITE 400
                                               ATLANTA, GEORGIA 30326
                                                   (404) 262-8400

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS    SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997

                          PREMIERE TECHNOLOGIES, INC.

                                  $172,500,000

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                  ----------

  This Prospectus relates to the offering for resale from time to time (the "Offering") by the holders of $172,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Premiere Technologies, Inc., a Georgia corporation ("Premiere" or the "Company") and the shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes (the "Conversion Shares"). See "Description of Notes" and "Description of Capital Stock." The Notes and the Conversion Shares of Premiere may be offered from time to time for the accounts of the securityholders named herein (the "Selling Securityholders"). See "Selling Securityholders."

  The Notes were issued in a private placement by the Company to certain institutional investors and non-U.S. investors in June and July of 1997. See "Description of Notes." The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to the Registration Rights Agreement (as defined) entered into in connection with the initial private placement. See "Description of Notes--Registration Rights."

  The Notes will mature on July 1, 2004. Interest on the Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. See "Description of Notes--General." The Notes are convertible at any time through the close of business on the final maturity date of the Notes, unless previously redeemed or repurchased, into Common Stock of Premiere, at a conversion price of $33.00 per share, subject to adjustment in certain events. See "Description of Notes--Conversion." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PTEK." The last reported sales price of the Company's Common Stock as reported on the Nasdaq National Market on December 18, 1997 was $27 1/8 per share.

  Prior to July 6, 2000, the Notes are not redeemable at the option of the Company. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the declining redemption prices set forth herein, together with accrued and unpaid interest. See "Description of Notes--Optional Redemption by the Company." In the event of a Designated Event (as defined), each holder may require the Company to repurchase all or a portion of such holder's Notes for cash or, at the Company's option, Common Stock (valued at 95% of the average closing price for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the repurchase date. See "Description of Notes--Repurchase at Option of Holders Upon a Designated Event."

  The Company is a holding company with no business operations of its own. The Company, therefore, is dependent upon payments, loans, dividends and distributions from its subsidiaries for funds to pay its obligations, including payment of principal of and interest on the Notes. The Notes are subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The Notes are not guaranteed by the Company's subsidiaries and, therefore, are effectively subordinated to all liabilities of the Company's subsidiaries. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company and its subsidiaries. At September 30, 1997, the Company had approximately $0 million of indebtedness outstanding that would have constituted Senior Indebtedness and the Company's subsidiaries had approximately $24.3 million of indebtedness and other liabilities to which the Notes would have been effectively subordinated. See "Description of Notes-- Subordination."

  The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution." The Notes are currently eligible for trading on the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                                  ----------

  THESE SECURITIES  HAVE NOT BEEN  APPROVED OR DISAPPROVED BY  THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR  ANY STATE  SECURITIES  COMMISSION PASSED  UPON THE
         ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------


                  THE DATE OF THIS PROSPECTUS IS       , 1997

  This Prospectus includes product names, trade names, service marks and trademarks of Premiere and its subsidiaries and other companies including, without limitation, Premiere WorldLink, Orchestrate SM, Voice-Tel(TM), VoiceCom(TM) and VoiceCom AccessOne SM.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. Reports, proxy statements and information statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PTEK." Reports, proxy statements and information statements and other information concerning the Company may also be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed a Registration Statement on Form S-3 under the Securities Act with the Commission with respect to the Notes and the Conversion Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Notes and the Conversion Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and made a part hereof:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including those portions of the Company's definitive proxy statement for the Annual Meeting of Shareholders held on June 11, 1997 incorporated by reference therein);

    (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (c) the Company's Current Reports on Form 8-K dated April 2, 1997, June 12, 1997, June 16, 1997, June 25, 1997, July 25, 1997 and September 26,
  1997, respectively;

    (d) the Company's Current Report on Form 8-K dated April 30, 1997 as amended by the Company's Current Report on Form 8-K/A filed with the Commission on June 16, 1997;

    (e) the Company's Current Report on Form 8-K dated November 13, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on February 25, 1997;

    (f) the Company's Current Report on Form 8-K, dated May 16, 1997, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on June 26, 1997;

    (g) the Company's Current Report on Form 8-K, dated November 13, 1997, as amended by the Company's Current Report on Form 8K/A filed with the Commission on December 24, 1997; and

    (h) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, declared effective on March 1, 1996.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made orally or in writing to the attention of Director of Corporate Communications, Premiere Technologies, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 400, Atlanta, Georgia 30326, Telephone: (404) 262-8400.

                          FORWARD LOOKING STATEMENTS

  When used in this Prospectus and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects," "will" and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the Company's business strategy and means to implement the strategy, goals, the amount of capital expenditures, and the likelihood of the Company's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements, some of which are set forth under "Risk Factors" in this Prospectus and include successfully completing and integrating acquisitions in existing and new markets (including the integration of Voice-Tel Enterprises, Inc. ("VTE") and certain VTE affiliates and related franchisees, the integration of VoiceCom Holdings, Inc. ("VoiceCom") and the completion of the proposed merger with Xpedite Systems, Inc. ("Xpedite") and the integration of Xpedite), the Company's ability to manage growth, rapid technological change and risk of obsolescence of the Company's products, services and technology. The Company cautions that such factors are not exclusive. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and is subject to, the more detailed information appearing elsewhere or incorporated by reference in this Prospectus, including the information set forth under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." Unless otherwise indicated, the terms "Premiere" and the "Company" refer collectively to Premiere Technologies, Inc. and its subsidiaries.

                                  THE COMPANY

  Premiere designs, develops, markets and provides enhanced personal communications services. The Company's network-based computer telephony technology links together two or more stand-alone communications services, such as calling card long distance, voice mail, e-mail, fax mail and paging, and allows access to these services through telephones or computers. The Company bundles these stand-alone services to allow users to store, manage, prioritize, deliver and distribute incoming and outgoing information in an easy, efficient and economical manner. Although Premiere offers stand-alone communications services, it primarily targets users who have multiple communications devices and a need to integrate them for greater functionality and convenience.

  Today, many stand-alone communications services are provided through landline telephone systems, messaging devices and local area networks ("LANs"), that reside in whole or in part at a customer's location. The architecture of the customer premises equipment, or "CPE," that comprises such systems is often closed in nature, which makes integration with other systems and networks difficult and expensive. However, users are increasingly demanding that their existing CPE be integrated with more open and intelligent worldwide communications networks such as the Internet. The Company believes that, due to the complexity of such integration, users will increasingly outsource their communications requirements to third parties such as Premiere. Premiere believes that customers will prefer the Company's network-based service solution for personal communications to traditional CPE-based product solutions because the Company's solution reduces customers' costs of equipment ownership and exposure to technology obsolescence.

  The core of the Premiere solution is its "intelligent network" which links, or integrates, stand-alone communications services using technology developed by the Company's research and development team. The intelligent network consists of (i) a state-of-the-art proprietary platform that integrates digital switching technology with enhanced personal communications features and (ii) the Company's private telecommunications network which transmits voice and data utilizing the frame relay packet switching protocol, the "private frame relay network." The Company's modular and scaleable intelligent network incorporates an open-system design, which allows the Company to easily expand capacity and provides the Company with the flexibility to develop and customize its service offerings. Premiere offers bundled services in a variety of packages and tailors these packages to meet the requirements of strategic marketing and co-brand partners. Premiere's private frame relay network, with approximately 210 locations where the Company has voice messaging equipment ("points of presence" or "POPs"), is accessible via local access in metropolitan and other geographic areas which include approximately 90% of the United States, Canadian and Australian populations, and approximately 50% of the New Zealand population. Premiere anticipates that its private frame relay network will be accessible via local access by a significant portion of the United Kingdom population via local access in the near future. The Company plans to invest $40-$50 million in capital expenditures over the next 12 months as part of its effort to integrate its proprietary platform with its recently acquired private frame relay network. Once integration is completed, the Company believes that its intelligent network will allow the Company to offer its customers enhanced personal communications services through either local or 800 access via telephone or computer.

  The Company currently markets its services: (i) directly under the Premiere WorldLink, Voice-Tel, VoiceCom and VoiceCom Access One names; (ii) indirectly through strategic partners such as American Express Travel Related Services, Inc. ("American Express") and CompuServe Incorporated ("CompuServe"); (iii) indirectly through co-brand relationships with companies such as First Union National Bank of Georgia ("First Union"), and Discover Card Services, Inc. ("Discover Card") and others; and (iv) indirectly through licensing or wholesale arrangements with companies including WorldCom, Inc. ("WorldCom"), NationsBanc Services, Inc. ("NationsBank"), an affiliate of NationsBank Corporation, UniDial Communications, Inc. ("UniDial") and Cincinnati Bell Long Distance. Although Premiere has historically focused its direct marketing efforts on print advertising and direct mailings targeted at mobile professionals, the Company recently acquired a nationwide direct sales force with a national accounts program.

CUSTOMER CASE STUDIES

  Some examples of Premiere's enhanced personal communications services, which illustrate the convenience of and benefits provided by Premiere's technology innovations and intelligent network, include the following:

  E-mail Over the Phone. A consultant calls in to hear her voice mail messages. During the same call, she can have her e-mail messages read to her over the phone via Premiere's text-to-speech technology and save, delete, forward or return all of her e-mail messages using one of a list of preprogrammed responses.

  Personal Assistant Services. A field salesperson presents a bid to a project approval committee. After submitting her proposal, she leaves for her next meeting. Upon review of the proposal, the committee notices several issues that need immediate clarification. Rather than trying to track down the salesperson at multiple locations, the committee calls her personal assistant number, which automatically locates her by pager, which she had designated as her preferred method of contact on that day. If she has selected the "call connect" feature, she can call the Premiere platform and automatically be connected to the committee's incoming call.

  The Company's Orchestrate product, which the Company intends to begin marketing during the first quarter of 1998, is expected to offer the following additional features:

  Universal Inbox. A busy executive can go to any Internet browser-enabled computer to check all of his messages--voice mail, e-mail and fax mail. After looking at a list of incoming voice and text messages, he can choose which messages to hear or read. He can then choose to save, delete, forward or return his messages.

  Click 'n' Call Conference Calling. A manager with employees in eight different offices holds weekly staff meetings by conference call. Rather than going through the time and expense of arranging for a conference bridge with an outside supplier, he is able to go to his computer, click on his contact database list with his mouse and initiate the conference call without ever picking up a telephone. After initiating the conference call, the manager simply answers the call that the Premiere platform places to his telephone, enters his account and PIN numbers and presses the "star" key to command the Premiere platform to add additional parties sequentially. In the future, features are expected to include muting and addition and deletion of selected callers.

STRATEGY

  Premiere's goal is to become the world's leading provider of network-based enhanced personal communications services. The Company's strategy to achieve this goal is to:

  Increase Service Offerings and Cross-Media Functionality. The Company believes that changes in technology continually create new business opportunities for providers of enhanced personal communications services. The Company continually strives to make its interfaces more user friendly and its services functionally equivalent regardless of the customer's chosen access device or message transport medium. For example, the Company has introduced such features as text-to-speech e-mail delivery, a unified messaging interface utilizing the World Wide Web ("Web") and an integrated Web-based contact database manager. Possible future service features include, among others, speech recognition.

  Leverage Network Facilities. To date, the majority of the Company's services have been accessed by 800 toll free service. The Company recently acquired an international private frame relay network. Once this network is fully integrated with the Company's proprietary platform, the Company plans to use the private frame relay network and local messaging systems to provide users local access to certain of its enhanced personal communications services, which access the Company believes will make these services more attractive to a broader market. In addition, through transitioning more of its subscribers to local access, Premiere expects to realize a reduction in transmission costs.

  Expand Customer Base and Distribution Channels. The Company believes that an increasing number of businesses will transition their communications systems from CPE-based products to network-based services. Premiere believes that a substantial opportunity exists to meet the outsourcing needs of these companies. The Company intends to use its direct sales force and national accounts program as part of its effort to expand its customer base and to improve cross-selling of its services. Premiere also plans to continue to enter into strategic alliances and wholesale and licensing relationships in order to reach additional customers that the Company believes are likely to be extensive users of its services.

  Pursue Strategic Acquisitions. Historically, the Company has engaged in acquisitions in order to obtain new technology, build its infrastructure and increase its sales force and customer base. The Company intends to continue to examine acquisition and joint venture opportunities, which may accelerate its growth, add new customers, develop new technologies or penetrate new geographic markets. See "--Recent Developments."

  Expand International Presence. Premiere intends to deliver its services to more international users through strategic partnerships, third-party distribution agreements, direct sales efforts and relationships with existing customers that have international operations. To accommodate these prospective users, Premiere has opened a data and switching center in London and has also begun development of a similar center in Toronto. Targeting the Pacific Rim, Premiere expects to begin installation of a data and switching center in New Zealand during 1998. These international centers are designed to reduce transmission costs associated with system access from international locations and to allow Premiere to more effectively pursue opportunities with international customers and strategic partners. Additionally, the Company expects to increase the international scope of its private frame relay network by installing POPs in additional overseas locations, specifically targeting the United Kingdom for local messaging in the near future.

                              RECENT DEVELOPMENTS

VOICE-TEL ACQUISITIONS

  On June 12, 1997, the Company announced the completion of the acquisitions of Voice-Tel Enterprises, Inc. ("VTE"), its affiliate Voice-Tel Network Limited Partnership ("VTN") and substantially all of VTE's franchisees (the "Franchisees") (VTE, VTN and such Franchisees are collectively referred to as the "Voice-Tel Entities" or "Voice-Tel," and such acquisitions are referred to collectively as the "Voice-Tel Acquisitions"). The Voice-Tel Entities provide interactive digital voice messaging products on a service bureau basis through approximately 210 POPs in the United States, Puerto Rico, Canada, Australia and New Zealand. In connection with the Voice-Tel Acquisitions, Premiere acquired various components of, and now operates, VoiceTel's digital private frame relay network and POPs.

  Premiere believes that the Voice-Tel Acquisitions will broaden the Company's customer base by allowing the Company to offer local access to certain of its enhanced personal communications services. While the Company's measured 800 access products have appealed primarily to a mobile customer base, Premiere believes that a local access product will appeal to a broader base of customers. In addition to the anticipated advantages of interconnected local access, the Voice-Tel Acquisitions provide the Company with a direct sales force of approximately 300 persons in four countries, an expanded subscriber base and the potential for greater cross-selling opportunities. The Company is currently consolidating these separate businesses by eliminating duplicative and unnecessary costs, merging them under common management and integrating Voice-Tel's service offerings, operations and systems with those of the Company. In connection with the Voice-Tel Acquisitions, the Company took a pre-tax charge in the second quarter of 1997 of approximately $45.4 million, consisting of transaction expenses and restructuring and related costs attributable to the Voice-Tel Acquisitions. See "Risk Factors--Integration of Voice-Tel Acquisitions" and "--Ability to Manage Growth; Acquisition Risks."

VOICECOM ACQUISITION

  During the third quarter of 1997, Premiere acquired approximately 97.5% of the outstanding capital stock of VoiceCom Holdings, Inc. ("VoiceCom") in exchange for approximately 445,737 shares of Premiere Common Stock. In addition, Premiere converted existing VoiceCom options into options to acquire approximately 76,054 shares of Premiere Common Stock. VoiceCom, based in Atlanta, Georgia, is a provider of personal communications management services and telecommunication outsourcing solutions to large corporations, government entities and mobile professionals. Its service offerings include voice messaging, mobile communications, full-service conference calling and voice response programming.

  VoiceCom, which is an operating subsidiary of Premiere as a result of the acquisition, has a customer base that includes several Fortune 500 companies, including, among others, Abbott Laboratories ("Abbott Labs"), Beverly Enterprises, Inc. ("Beverly Enterprises") and ConAgra, Inc. ("ConAgra"). The Fortune 500 companies in VoiceCom's customer base account for a significant portion of VoiceCom's revenue. The Company plans to cross-sell its product offerings to VoiceCom's customer base. In connection with the VoiceCom acquisition, the Company took a pre-tax charge in the third quarter of 1997 of approximately $28.2 million, consisting of transaction expenses and restructuring and related costs attributable to the VoiceCom acquisition. See "Risk Factors--Ability to Manage Growth; Acquisition Risks."

XPEDITE SYSTEMS, INC.

  On November 13, 1997, Premiere entered into an Agreement and Plan of Merger (the "Merger Agreement") with Xpedite Systems, Inc. ("Xpedite") and Nets Acquisition Corp., a wholly-owned subsidiary of Premiere ("Acquisition Sub"). Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into Xpedite (the "Xpedite Merger"), which will be the surviving corporation in the Merger and, as a result thereof, will become a wholly-owned subsidiary of Premiere. Under the terms of the Merger Agreement, shares of Xpedite common stock, par value $.01 per share (the "Xpedite Common Stock"), will be exchanged for a number of shares of Premiere Common Stock based on an exchange ratio equal to $34 divided by the average trading price of Premiere Common Stock prior to closing. The maximum exchange ratio under the Merger Agreement is 1.25 shares of Premiere Common Stock for each share of Xpedite Common Stock, and the minimum exchange ratio is 0.867 shares of Premiere Common Stock for each share of Xpedite Common Stock. The Merger Agreement may be terminated under certain circumstances by the board of directors of Xpedite if the actual average trading price of Premiere Common Stock is less than $24 per share, unless Premiere elects to increase the exchange ratio as provided in the Merger Agreement. Assuming no adjustment to the exchange ratio and the exercise of all outstanding Xpedite options, the maximum number of shares of Premiere Common Stock to be issued in the Xpedite Merger is approximately 12,380,000 shares, and the minimum number of shares is approximately 8,590,000. Consummation of the Xpedite Merger is conditioned on, among other things, approval of the shareholders of both Xpedite and Premiere and compliance with applicable anti-trust notification requirements. See "Risk Factors--Risk That Xpedite Merger Will Not Close."

  During December 1997, Xpedite consummated the acquisition of Xpedite Systems Limited, an English corporation ("XSL"), pursuant to a Share Purchase Agreement (the "XSL Purchase Agreement"), among Xpedite, Xpedite Systems Holdings (UK) Limited, a newly formed and wholly owned subsidiary of Xpedite ("XSL Acquisition Corp."), and the shareholders of XSL, pursuant to which XSL Acquisition Corp. purchased all the share capital of XSL for a purchase price of $87.0 million (the "XSL Acquisition"). The closing of the XSL Acquisition was a condition to the closing of the Xpedite Merger.

  Additional information with respect to the Xpedite Merger and the XSL Acquisition is set forth in Premiere's Current Report on Form 8-K dated November 13, 1997, filed with the Securities and Exchange Commission (the "Commission") on December 5, 1997, including: the (i) Merger Agreement; (ii) XSL Purchase Agreement; (iii) consolidated financial statements of Xpedite and XSL required by Rule 3-05 of Regulation S-X promulgated by the Commission; and
(iv) pro forma financial information required by Article 11 of Regulation S-X promulgated by the Commission.

ADDITIONS AND CHANGES TO MANAGEMENT

  To support its growth, the Company has recently added new management personnel. These additions have included Jeffrey A. Allred, Executive Vice President of Strategic Development; Curtis L. Garner, Jr., President of Premiere Communications, Inc., a subsidiary of the Company ("PCI"); William E. Welsh, President of VTE; and Randolph W. Salisbury, Senior Vice President of Marketing of PCI. In addition, D. Gregory Smith, a co-founder of the Company, recently resigned as director, Executive Vice President and Assistant Secretary of the Company and as a director and officer of PCI and certain other subsidiaries of the Company, and Leonard A. DeNittis recently resigned as the Vice President of Engineering and Operations of PCI. See "Risk Factors-- Dependence on Key Management and Personnel."

                                  THE OFFERING

SECURITIES OFFERED..........  $172,500,000 aggregate principal amount of 5 3/4%
                              Convertible Subordinated Notes due 2004 (the
                              "Notes").

INTEREST PAYMENT DATES......  January 1 and July 1, beginning January 1, 1998.

MATURITY....................  July 1, 2004.

CONVERSION..................  Convertible into common stock, $0.01 par value per share, of the Company (the "Common Stock") at any time through the close of business on the final maturity date of the Notes, unless previously redeemed or repurchased, at a conversion price of $33.00 per share, subject to adjustment in certain events. See "Description of Notes--Conversion."

OPTIONAL REDEMPTION.........  The Notes are not redeemable at the option of the
                              Company prior to July 6, 2000. Thereafter, the Notes will be redeemable on at least 20 days' notice at the option of the Company, in whole or in part at any time, initially at 103.286% and thereafter at prices declining to 100% at maturity, together with accrued and unpaid interest. See "Description of Notes--Optional Redemption by the Company."

REPURCHASE AT OPTION OF
HOLDERS UPON A DESIGNATED     In the event that a Designated Event (as defined)
EVENT.......................  occurs, each holder of a Note may require the
                              Company to repurchase all or a portion of such holder's Notes for cash or, at the Company's option, Common Stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus accrued interest to the repurchase date. See
                              "Risk Factors--Limitations on Repurchase of
                              Notes" and "Description of Notes--Repurchase at Option of Holders Upon a Designated Event."

RANKING.....................  Subordinate to all existing and future Senior
                              Indebtedness (as defined) of the Company. The Notes are not guaranteed by the Company's subsidiaries and, therefore, are effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries. As of September 30, 1997, the Company had approximately $24.3 million of indebtedness outstanding (excluding accrued interest thereon) that would have constituted Senior Indebtedness (which amount includes subsidiary indebtedness guaranteed directly or indirectly by the Company) and the Company's subsidiaries had approximately $24.3 million of liabilities to which the Notes would have been effectively subordinated. The Indenture contains no limitations on the incurrence of additional Senior Indebtedness or other indebtedness by the Company or any subsidiary. The Company is a holding company with no business operations of its own and is dependent upon payments, loans, dividends and distributions from its subsidiaries for funds to pay its obligations under the Notes. See "Description of Notes--Subordination."

USE OF PROCEEDS.............  The Company will not receive any of the proceeds from the sale of the Notes or the Conversion
                              Shares.

REGISTRATION RIGHTS.........  The Company will be required to pay liquidated damages to the holders of the Notes or the Common Stock issuable upon conversion of the Notes, as the case may be, under certain circumstances if the Company is not in compliance with its registration obligations under the Registration Rights Agreement (as defined). See "Description of Notes--Registration Rights."

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                 NINE MONTHS
                                           YEAR ENDED               ENDED
                                          DECEMBER 31,          SEPTEMBER 30,
                                   ---------------------------- --------------
                                   1992   1993 1994   1995 1996  1996   1997
                                   -----  ---- -----  ---- ---- ------ -------
Ratio of earnings to fixed
 charges(1)....................... (0.50) 0.11 (1.38) 1.50 1.67   0.99   (4.80)

--------
(1) In computing the ratio of earnings to fixed charges (i) earnings are based on income before taxes, plus fixed charges included in income before taxes, and (ii) fixed charges consist of interest expense, preferred dividends and the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.

                                 RISK FACTORS

  Prospective purchasers of the Notes and Conversion Shares should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Notes and the Conversion Shares. This Prospectus and the documents incorporated herein contain certain forward-looking statements which are inherently uncertain. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

INTEGRATION OF VOICE-TEL ACQUISITIONS

  In June 1997, the Company completed the acquisitions of the Voice-Tel Entities. Prior to the acquisitions, the Voice-Tel Entities operated approximately 210 POPs in five countries. VTE operated as a franchisor, and each of the approximately 100 Franchisees was independently owned and operated. The Company is in the process of consolidating these separate businesses by eliminating duplicative and unnecessary costs and merging them under common management. Potential challenges to the successful consolidation of the Voice-Tel Entities include, but are not limited to: (i) centralization and consolidation of financial, operational and administrative functions; (ii) consolidation of the service centers, network and work force; (iii) elimination of unnecessary costs; and (iv) realization of economies of scale. The Company is in the process of integrating Voice-Tel's service offerings, operations and systems with those of the Company, and therefore, the Voice-Tel integration plans may materially change in the future. Challenges to the successful integration of the Voice-Tel Entities include, but are not limited to: (i) localization of Premiere products; (ii) integration of the Premiere platform with the Voice-Tel network; (iii) cross-selling of products and services to the combined Company's customer base; (iv) integration of new personnel; and (v) compliance with regulatory requirements.

  Because of the size and fragmented nature of the facilities and businesses of the Voice-Tel Entities and the technical complexity of integrating the Company's products with those of Voice-Tel, the integration process is particularly complex and will place significant demands on the Company's management, engineering, financial and other resources. There can be no assurance that the Voice-Tel Entities will be successfully consolidated or integrated with the Company's operations on schedule or at all, that the Voice-Tel Acquisitions will result in sufficient net sales or earnings to justify the Company's investment therein or the expenses related thereto, or that operational synergies will develop. The successful consolidation of the Voice-Tel Entities and their integration into the Company's operations are critical to the Company's future performance, especially because the combined revenues for the Voice-Tel Entities approximated 45.0% and 42.0% of the Company's revenues in fiscal year 1996 and the nine months ended September 30, 1997, respectively. Failure to successfully consolidate and integrate the Voice-Tel Entities or to achieve operating synergies would have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with the Voice-Tel Acquisitions, the Company took a pre-tax charge in the second quarter of 1997 of approximately $45.4 million, consisting of transaction expenses and restructuring and related costs attributable to the Voice-Tel Acquisitions. The amount of the charge is based on the Company's current estimate as to the amount of the costs and expenses that will be incurred. There can be no assurance that the actual amount of the costs and expenses incurred will not exceed such estimate. If the actual amount of the costs and expenses exceeds the Company's estimate, the Company may take additional charges in the future. In addition, the Company has recorded approximately $14.8 million of goodwill and other intangible assets in connection with the Voice-Tel Acquisitions. The Company is amortizing the goodwill on a straight-line basis over 40 years, and the Company believes the useful life of the Voice-Tel Entities to be at least 40 years. If the amortization period is accelerated due to a reevaluation of the useful life of the Voice-Tel Entities or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The market for the Company's services is intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the personal communications market and to attempt to integrate such services, resulting in greater competition for the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company attempts to differentiate itself from its competitors by offering an integrated suite of enhanced personal communications services. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide mobile communications services and features compete with services provided by companies such as AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Corp. ("Sprint") as well as smaller interexchange long distance providers. The Company's voice mail services, including those acquired in the Voice-Tel Acquisitions and the VoiceCom acquisition, compete with voice mail services provided by AT&T, certain regional Bell Operating Companies ("RBOCs") and other service bureaus as well as by equipment manufacturers, such as Octel Communications Corporation ("Octel"), Northern Telecom, Inc. ("Northern Telecom"), Siemens Business Communications Systems, Inc. ("Siemens"), Centigram Communications Corporation ("Centigram"), Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). The Company's enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Inc. ("America Online"), Prodigy Services Co. ("Prodigy") and numerous Internet service providers. The Company's paging services compete with paging services offered by companies such as AT&T and MCI.

  The Company's Orchestrate service, which the Company intends to begin marketing during the first quarter of 1998, is expected to compete with products offered by companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. ("Novell"), Lucent Technologies, Inc. ("Lucent") and numerous other entities. For example, Octel and Microsoft recently announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone. In addition, the number of companies offering call center technology, including AT&T, MCI and Lucent, has grown dramatically over the past few years, primarily in response to major outsource initiatives and significantly lower technology costs. The Company expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for the Company's services.

  Premiere recently entered into the Merger Agreement with Xpedite and Acquisition Sub. Through the proposed Xpedite Merger, Premiere plans to offer enhanced fax and message delivery services ("Enhanced Fax Services"). See "Prospectus Summary--Recent Developments--Xpedite Systems, Inc.," "--Risks That Xpedite Merger Will Not Close" and "--Risks Associated with Expansion of Enhanced Fax Services." Xpedite's fax communication services currently compete with services provided by each of AT&T, MCI and Sprint, and many of the national postal, telephone and telegraph companies ("PTTs") around the world. Neither Premiere nor Xpedite can predict whether AT&T, MCI, Sprint, any Internet service provider or PTT or any other competitor will expand its fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, Xpedite's receiving, queuing, routing and other systems logic and architecture are not proprietary to Xpedite, and as a result, there can be no assurance that such information will not be acquired or duplicated by Xpedite's existing and potential competitors. Xpedite does not typically have long-term contractual agreements with its customers, and there can be no assurance that its customers will continue to transact business with Premiere in the future. In addition, even if there is continued growth in the use of electronic document distribution services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for electronic document distribution services. There also can be no assurance that customers will not elect to use alternatives to Xpedite's electronic document distribution services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing which are more attractive to customers than those currently offered by Xpedite.

  Furthermore, on February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, as amended (the "1996 Act"), which allows local exchange carriers ("LECs"), including the RBOCs, to provide long distance telephone service between Local Access and Transport Areas ("LATAs"), which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission (the "FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technology of the Company. The Company does not have the contractual right to prevent its Premiere WorldLink subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL

  The Company's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Boland
T. Jones, Chairman and President, and certain other key executives. Mr. Jones has entered into an employment agreement with the Company which expires in December 1999, and the Company maintains key man life insurance on Mr. Jones in the amount of $3.0 million. D. Gregory Smith, a co- founder of the Company, recently resigned as director, Executive Vice President and Assistant Secretary of the Company and as a director and officer of PCI and certain other subsidiaries of the Company, and Leonard A. DeNittis recently resigned as the Vice President of Engineering and Operations of PCI. See "Prospectus Summary --Recent Developments--Additions and Changes to Management."

  The Company also believes that to be successful it must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. The inability of the Company to locate, hire and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

ABILITY TO MANAGE GROWTH; ACQUISITION RISKS

  The Company continually evaluates acquisition opportunities and, as a result, frequently engages in acquisition discussions, conducts due diligence activities in connection with possible acquisitions, and, where appropriate, engages in acquisition negotiations. The Company has experienced substantial growth in revenue and personnel in recent years, particularly in 1997. A substantial portion of such growth has been accomplished through acquisitions, including the Voice-Tel Acquisitions and the VoiceCom acquisition. The Company's growth has placed significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. Additional expansion by the Company, including the proposed

Xpedite Merger, may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, the Company is required to add capacity to its computer telephony platform and its digital central office switches and will need to continually add capacity to its private frame relay network, thus requiring the Company continuously to attempt to predict growth in its network usage and add capacity accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Acquisitions, including the proposed Xpedite Merger, also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which Premiere has little or no direct prior experience and the potential loss of key employees of the acquired company. Premiere is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

  Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, financial condition and results of operations. For example, the Voice-Tel Entities and VoiceCom established reserves for certain potential tax liabilities that management believes to be adequate based on certain assumptions which management believes are reasonable. If, however, such assumptions prove to be incorrect and the potential liabilities ultimately exceed established reserves, the Company's business, financial condition and results of operations could be materially adversely affected. The Company has taken, and in the future may take, charges in connection with acquisitions. In connection with the Voice-Tel Acquisitions and the VoiceCom acquisition, the Company took pre-tax charges of approximately $45.4 million during the second quarter of 1997 and $28.2 million during the third quarter of 1997, respectively. The Company may take additional charges in connection with future acquisitions, including the Xpedite Merger. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

RISK THAT XPEDITE MERGER WILL NOT CLOSE

  The Company recently entered into the Merger Agreement with Xpedite and Acquisition Sub. Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into Xpedite, which will be the surviving corporation in the Merger and, as a result thereof, will become a wholly-owned subsidiary of Premiere. Under the terms of the Merger Agreement, shares of Xpedite Common Stock will be exchanged for a number of shares of Premiere Common Stock based on an exchange ratio equal to $34 divided by the average trading price of Premiere Common Stock prior to closing. The maximum exchange ratio under the Merger Agreement is 1.25 shares of Premiere Common Stock for each share of Xpedite Common Stock and the minimum exchange ratio is 0.867 shares of Premiere Common Stock for each share of Xpedite Common Stock. Consummation of the Xpedite Merger is subject to various conditions, including, among other matters: (i) adoption of the Merger Agreement by the requisite vote of the holders of Xpedite Common Stock; (ii) approval of the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement by the requisite vote of the holders of Premiere Common Stock and Premiere Preferred Stock, voting as a single class; (iii) satisfaction of applicable antitrust requirements; (iv) receipt by Premiere and Xpedite of an opinion of Alston & Bird dated as of the effective time of the Xpedite Merger relating to certain tax matters; and (v) satisfaction of certain other usual and customary closing conditions. In addition, the Merger Agreement may be terminated under certain circumstances by the board of directors of Xpedite if the actual average trading price of Premiere Common Stock is less than $24 per share, unless Premiere elects to increase the exchange ratio as provided in the Merger Agreement. Premiere cannot predict whether the Merger Agreement will be acceptable to Xpedite's or Premiere's shareholders, whether it will be necessary to renegotiate or amend the terms of the Xpedite Merger or whether necessary approvals will be obtained or any other condition precedent to such transaction will be satisfied. There can be no assurance that the conditions to closing the Xpedite Merger will be fulfilled or that the Company will complete the Xpedite Merger on terms currently contemplated or at all. See "Prospectus Summary--Recent Developments--Xpedite Systems, Inc."

RELIANCE ON AMWAY AND CERTAIN OTHER RELATIONSHIPS

  Historically, the Voice-Tel Entities have relied on sales through Amway Corporation ("Amway") for a substantial portion of their revenue. Such sales accounted for approximately 27.5%, 23.7% and 21.9% of the Company's revenue for 1995, 1996 and the nine months ended September 30, 1997, respectively. Amway's relationship with VTE commenced in 1990 when VTE began managing the voice messaging operations previously conducted by Amway's subsidiary, Amvox, Inc. ("Amvox"). VTE subsequently acquired and franchised the former Amvox service centers from Amway in exchange for an equity interest in VTE. Amway later invested in the development of the private frame relay digital messaging network through VTN. As a result of these transactions, Amway also became the single largest equity holder in VTE and VTN. VTE and Amway have entered into a service and reseller agreement (the "Amway Agreement") providing, among other things, for the sale by VTE of voice messaging and network transmission services on an exclusive basis to Amway in the United States, Canada, New Zealand and Australia for resale by Amway to its independent distributors under the "Amvox" tradename. The Amway Agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway Agreement may be canceled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway Agreement does not prohibit VTE from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway Agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than the Company, there can be no assurance that Amway's distributors would not follow such recommendation. Amway intends to sell a significant portion of the Common Stock that it acquired in the Voice-Tel Acquisitions in an offering pursuant to a demand registration by certain former owners of the Voice-Tel Entities. Such sale will decrease Amway's interest in the Company and may increase the possibility that Amway will recommend a voice messaging and network transmission services provider other than the Company. There can be no assurance that the Company's relationship with Amway and the Amway distributors will continue at historical levels or at all, nor can there be any assurance of long-term price protection for services provided to Amway. Loss or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In September 1997, Premiere entered into an agreement with Digitec 2000, Inc. ("Digitec") pursuant to which Digitec will act as a distributor to market and sell prepaid telephone cards. Under the terms of such agreement, Digitec agreed, starting January 1, 1998, to sell cards with a retail value of at least $4 million each month. In the event that Digitec has not sold all of the cards by August 31, 1998, Digitec will be obligated to pay Premiere an amount equal to the retail value of the unsold cards less commissions that would have been payable on such cards. No assurance can be given that Digitec will be able to sell the amount of cards that it is obligated to sell under the terms of such agreement or, in the event that Digitec is unable to do so, that Digitec will have the financial resources available to it to make the payment required on August 31, 1998 under such agreement.

TECHNOLOGICAL CHANGE; RISK OF OBSOLESCENCE; DEPENDENCE ON NEW SERVICES

  The market for the Company's services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services in a timely fashion, enhance its software and its computer telephony platform and compete successfully with products and services based on evolving or new technologies. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with the services offered by the Company. Among the new and evolving technologies with which the Company expects to compete are notebook computers equipped with sound cards, fax modems and cellular modems, portable Internet appliances which would allow connection to the Internet over wireless networks and personal digital assistants with enhanced communications features. In addition, aspects of the Company's Orchestrate product line, which will be marketed to customers during the first quarter of 1998, is expected to compete within markets where larger companies are working to provide a unified messaging solution. The Company is also aware that products currently exist which provide text-to-voice e-mail conversion and "call connect/call screening" services.

  Premiere recently entered into the Merger Agreement with Xpedite and Acquisition Sub. Through the proposed Xpedite Merger, Premiere plans to offer Enhanced Fax Services. See "Prospectus Summary--Recent Developments--Xpedite Systems, Inc.", "--Risk that Xpedite Merger Will Not Close" and "--Risks Associated with Expansion of Enhanced Fax Services." Technological advances may result in the availability of new services, products or methods of electronic document delivery that could compete with the electronic document distribution services currently provided by Premiere and Xpedite or decrease the cost of existing products or services which could enable Premiere's and/or Xpedite's established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of Premiere or Xpedite or in the future through the use of the combined company's services. In addition, Premiere may experience difficulty integrating incompatible systems of acquired businesses into its network. There can be no assurance that Premiere will not be materially adversely affected in the event of such technological change or difficulty, or that changes in technology will not enable additional companies to offer services which could replace, or be more cost-effective than, some or all of the services offered now by Premiere or Xpedite or in the future by the combined company.

  The Voice-Tel Acquisitions constitute a significant investment by the Company in a private frame relay network architecture. Alternative architectures currently exist, and technological advances may result in the development of additional network architectures. There can be no assurance that the telecommunications industry will not standardize on a protocol other than frame relay or that the Company's frame relay architecture will not become obsolete. Such events would require the Company to invest significant capital in upgrading or replacing its private frame relay network and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company must continually introduce new products in response to evolving industry standards and customer demands for enhancements to the Company's existing products. One such new product is Orchestrate, which is operational and has been available in limited release. The Company intends to begin marketing Orchestrate to customers through certain of the Company's strategic partners such as CompuServe and USA.NET, Inc. ("USA.NET") in the first quarter of 1998. The Company anticipates commencing direct marketing of the Orchestrate product through print advertising and other channels during the second quarter of 1998. The Company believes that its competitors have not yet developed a publicly available network-based product which incorporates all of the functionalities of Orchestrate, although the Company's competitors have developed products which the Company believes offer some, but not all, of the bundled services offered through Orchestrate . There can be no assurance that:
(i) the Company will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards; (ii) the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, including Orchestrate; or (iii) its new services and the enhancements thereto, including Orchestrate, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF MARKET ACCEPTANCE OF COMPUTER TELEPHONY

  The Company's future success depends upon the market acceptance of its existing and future computer telephony product lines and services. Computer telephony integrates the functionality of telephones and computers and thus represents a departure from standards for information and telecommunications services. Market acceptance of computer telephony products and services generally requires that individuals and enterprises accept a new way of exchanging information. The Company believes that broad market acceptance of its computer telephony product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that the Company's computer telephony products and services will achieve broad market acceptance or that such market acceptance will occur at the rate which the Company currently anticipates. A decline in the demand for, or the failure to achieve broad market acceptance of, the Company's computer telephony product lines and services would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY RIGHTS AND TECHNOLOGY

  The Company relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection of the Company's proprietary rights and technology. The Company's proprietary rights and technology include confidential information and trade secrets which the Company attempts to protect through confidentiality and nondisclosure provisions in its licensing, services, reseller and distribution agreements. The Company typically attempts to protect its confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. In addition, Premiere has three patent applications pending and nine trademark or service mark registrations pending. Premiere has two registered service marks. Voice-Tel has been issued two U.S. patents and has one U.S. patent application pending. Voice-Tel also has five registered U.S. trademarks or service marks and approximately 40 foreign trademark or service mark registrations or pending applications. VoiceCom has two registered U.S. trademarks and one registered foreign trademark. Despite the Company's efforts to protect its proprietary rights and technology through intellectual property laws and contractual provisions, unauthorized parties may attempt to copy aspects of the Company's software or services or to obtain and use information that the Company regards as proprietary. Although the Company is not aware of any current or previous infringement of its proprietary rights and technology, there can be no assurance that the Company's means of protecting its proprietary rights and technology will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the U.S.

RISKS OF INFRINGEMENT CLAIMS

  Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that actions or claims alleging patent, copyright or trademark infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions or claims are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged technology, tradename or service mark at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. The Company has reviewed the patent claims of the third party and does not believe that the Company's products or services infringe on the claims of the third party. No patent infringement claims against the Company have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 176,000 shares of Common Stock from the purchase price of VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  In May 1997, Premium received a letter from a manufacturer and marketer of certain telecommunications equipment asserting that Premiere is offering certain "calling card and related enhanced services," "single number service" and "call connecting services" covered by three patents held by that company and inviting Premiere to obtain a license. Premiere has preliminarily reviewed the subject patents and, based on that review, presently believes that its products and services currently being marketed do not infringe two of the patents. Premiere intends, however, to conduct a further review of these two patents in order to determine whether it would be helpful to its future products and services to license the patents. The third patent relates to certain call reorigination technology. Premiere is conducting a further review of this patent to determine if its call reorigination system would infringe any valid rights under this patent. If Premiere ultimately determines that it is infringing this patent, it could seek to license the technology or discontinue using it and employ an alternate technology. There can be no assurance that Premiere would be able to license the technology on commercially reasonable terms or that it could easily and inexpensively migrate to a new call reorganization technology. Premiere's call reorganization service is only one service that it offers, and management does not believe that this service is critical to the marketing of Premiere's overall suite of services. Consequently, Premiere does not believe that its inability to license the technology or migrate to a new technology would have a material adverse effect on its business, financial condition and results of operations. No claim has been asserted beyond this letter, but no assurance can be given that the third party will not commerce an infringement action against Premiere. If a patent infringement claim is brought against Premiere, there can be no assurance that Premiere would prevail and any adverse outcome could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In May 1997, the Company received a letter from counsel for a provider of goods and services in the telecommunications field objecting to the Company's use of the phrase "personal assistant" based on that company's federally registered "personal assistant" service mark. On June 18, 1997, counsel for the Company responded to the objections, noting that the Company did not intend to use, nor would it use in the future, the words "personal assistant" as a trademark or service mark, but instead would merely use these words to describe the nature of its product. The Company has not heard anything further from the potential claimant and believes that the matter has been resolved.

  In July 1997, the Company received a letter from counsel for a French publishing company objecting to the Company's use of the "Premiere" trademark. Based on, among other things, the type of business in which the French company is engaged and the low likelihood of confusion, the Company believes that these claims are without merit. Due to the inherent uncertainties of litigation, however, the Company is unable to predict the outcome of any potential litigation with the French company, and any adverse outcome could have a material effect on the Company's business, financial condition and results of operations. Even if the Company were to prevail in such a challenge, the Company's business could be adversely affected by the diversion of management attention and litigation costs.

  In February 1997, the Company entered into a long-term nonexclusive license agreement with AudioFAX IP LLC ("AudioFAX") settling a patent infringement suit filed by AudioFAX in June 1996. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. In September 1997, VoiceCom also entered into a long-term nonexclusive license agreement with AudioFAX.

  In July 1996, Xpedite received a letter from counsel for AudioFAX, which informed Xpedite that AudioFAX is the owner of certain U.S. and Canadian patents relevant to the fax processing business entitled "Facsimile Telecommunications Systems and Methods" (the "Patents"), and inquired as to Xpedite's interest in obtaining a license to use the Patents. Xpedite has reviewed the Patents, obtained certain legal opinions with respect to the Patents and concluded that it is not necessary to obtain a license to the Patents. AudioFAX has continued to pursue the licensing of the Patents by Xpedite. Xpedite's management cannot predict the outcome of this matter, including but not limited to whether or not AudioFAX will commence a lawsuit against Xpedite in order to induce Xpedite to enter into a license to use the Patents. There can be no assurance that the resolution of such matter will not have a material adverse effect on Xpedite's or Premiere's business, financial condition and results of operations.

UNCERTAINTY OF STRATEGIC RELATIONSHIPS

  A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has experienced growth in its existing strategic relationships during 1996 and 1997 and has entered into or initiated new strategic relationships with several companies, including WorldCom, American Express and CompuServe. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market the Company's services effectively. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance. The telecommunications industry is experiencing rapid consolidation. Recently WorldCom, which is a strategic partner of the Company, entered into an agreement to acquire MCI, which competes with the Company with respect to certain services. Consolidation in the communications industry, including consolidations involving the Company's customers and strategic partners, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In November 1996, the Company entered into a strategic alliance agreement with WorldCom, the fourth largest long distance carrier in the United States, whereby WorldCom is required, among other things, to provide the Company with the right of first opportunity to provide certain enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, the Company issued to WorldCom 2,050,000 shares of Common Stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. The Company recorded the value of this agreement as an intangible asset. While the Company believes that the intangible asset will be recovered over the life of the agreement, this recoverability is dependent upon the success of the strategic relationship. The Company will continually evaluate the realizability of the intangible asset recorded, and there can be no assurance that future evaluations will not require a write-down of this asset.

  Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reassess their commitment to the Company in the future. The Company's arrangements with its strategic partners do not always establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communications and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company's business, financial condition and results of operations.

DEPENDENCE ON LICENSING AND STRATEGIC RELATIONSHIPS

  The Company has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere. License fees accounted for approximately 7.0% of Premiere's revenues in 1996 and 11.6% of Premiere's revenues during the nine months ended September 30, 1997. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 1.4% of the Company's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. CNC owed the Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, Inc., d/b/a WilTel, is also obligated to pay this amount to the Company. In addition, WorldCom accounted for approximately 43.5% of the Company's 1996 license fees and approximately 3.0% of the Company's total 1996 revenues, and approximately 69.5% of the Company's license fees and 8.1% of the Company's total revenues for the nine months ended September 30, 1997. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

  The Company intends to increase its number of licensees and its licensee transaction volume in the future. The Company's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. Licensees that ceased doing business with Premiere due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although the Company was able to add new licensees in 1996 and the first three quarters of 1997, there can be no assurance that the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, will not have a material adverse effect on the Company's business, financial condition and results of operations.

SUBORDINATION; HOLDING COMPANY STRUCTURE

  The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company, or payment default on Senior Indebtedness, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes are effectively subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. As of September 30, 1997, the Company had approximately $24.3 million of outstanding indebtedness which would have constituted Senior Indebtedness (which amount includes subsidiary indebtedness guaranteed directly or indirectly by the Company), and the subsidiaries of the Company had approximately $24.3 million of indebtedness and other liabilities (excluding intercompany liabilities) to which the Notes would have been effectively subordinated. The Company anticipates that from time to time it and its subsidiaries will incur additional indebtedness, including Senior Indebtedness. The Company is a holding company with no business operations of its own. The Company, therefore, is dependent upon payments, loans, dividends and distributions from its subsidiaries for funds to pay its obligations, including payment of principal of and interest on the Notes. The Notes are not guaranteed by the Company's subsidiaries. The subsidiaries of the Company are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends or distributions and the making of loans or other payments to the Company by any such subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. See "Description of Notes--Subordination."

INCREASED LEVERAGE

  In connection with the issuance of the Notes, the Company incurred approximately $172.5 million in additional indebtedness which increased the ratio of its long-term debt to its total capitalization from 0.4%, at March 31, 1997, to 68.8% as of September 30, 1997. As a result of this increased leverage, the Company's principal and interest obligations have increased substantially. The degree to which the Company is leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements. The indenture related to the Notes does not contain any financial covenants or any other agreements restricting the payment of dividends, the repurchase of securities of the Company, the issuance of additional equity or the incurrence of additional indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  As of December 15, 1997, the Company had 33,960,277 shares of Common Stock outstanding (including 402,748 Exchangeable Non-Voting Shares of Voice-Tel Canada Limited, a subsidiary of the Company (the "Exchangeable Shares"), which are convertible at any time into a like number of shares of Common Stock. Of these shares, approximately 20,049,000 shares of Common Stock are freely transferable without restriction or limitation under the Securities Act. The remaining shares (approximately 13,912,000 shares) are "restricted securities" ("the Restricted Shares") within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act. Approximately 7,032,000 Restricted Shares are immediately eligible for sale in the public market pursuant to Rule 144. Beginning on April 30, 1998 and September 30, 1998, an approximately 6,434,000 additional shares and approximately 446,000 additional shares, respectively, will be eligible for sale pursuant to Rule 144, subject to the volume, manner of sale and notice requirements of Rule 144. The Conversion Shares will be registered under the Securities Act and will be, if and when issued, freely tradeable.

  As of December 15, 1997, options and warrants to purchase an aggregate of approximately 7,154,000 shares of Common Stock were outstanding, of which options and warrants to purchase approximately 3,389,000 shares of Common Stock are vested and immediately exercisable. Substantially all of the shares issuable upon the exercise of outstanding options and warrants will be eligible for immediate resale, if and when issued, under Rule 701 adopted under the Securities Act or pursuant to Registration Statements on Form S-8.

  The Notes offered hereby are convertible into a maximum of approximately 5,227,000 shares of Common Stock at any time prior to final maturity at a conversion price of $33.00 per share, subject to adjustment. The Common Stock issuable upon conversion of the Convertible Notes will be registered under the Securities Act and will be, if and when issued, freely tradeable.

  The holders of approximately 10,614,494 shares of Common Stock and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act.

  Prior to the Company's initial public offering in March 1996, the Company granted certain registration rights to holders of convertible preferred stock and warrants. Although these contractual rights remain in force, the shares subject to such registration rights may be freely disposed of pursuant to Rule 144 under the Securities Act.

  Subsequent to the Company's initial public offering, the Company has granted registration rights in connection with the Company's execution of a strategic alliance agreement with WorldCom, and the Company's acquisitions of TeleT Communications, LLC ("TeleT"), the Voice-Tel Entities and VoiceCom. In each of these instances, the Company is required to notify the holders of the Company's intent to register any of its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration; provided, however, that: (i) with respect to WorldCom and VoiceCom such notice must be given only if the Company intends to register and sell newly issued shares; (ii) with respect to CMG@Ventures, L.P. ("CMG"), such notice must be given only if 20% of the shares held by CMG remain outstanding; and (iii) with respect to the former owners of the Voice-Tel Entities, such notice must be given only until April 30, 1998. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  WorldCom has a one-time right to require the Company to file a registration statement under the Securities Act, provided that such request is made: (i) between November 13, 1998 and November 13, 1999; or (ii) within 60 days from the date of a change in control of Premiere, the termination of either Boland
T. Jones or D. Gregory Smith as executive officers or the termination of the strategic alliance agreement with WorldCom if the events described in clause
(ii) occur prior to November 13, 1999. WorldCom currently has the right to require the Company to file a registration statement under the Securities Act as a result of Mr. Smith's resignation. In addition, the registration must be with respect to such minimum number of shares of Common Stock having an aggregate proposed offering price equal to $10.0 million.

  With respect to the former owners of the Voice-Tel Entities, such persons collectively have the one-time demand right to require the Company to use all reasonable efforts to file a registration statement under the Securities Act, provided that (i) such request must be initiated by an Amway entity or holders of 10% or more of the Registrable Securities (as defined) and (ii) such one-time demand must be made after July 15, 1997 and before the nine-month anniversary of the closing of the VTE Acquisitions. A registration statement has been filed pursuant to the exercise of such rights by the Voice-Tel holders. In addition, the Company has agreed to file a shelf registration statement (the "Voice-Tel Shelf") as soon as practicable following December 15, 1997 to include any shares of Common Stock then held by the former owners of the Voice-Tel Entities. These shareholders may include up to approximately
6.4 million shares in the Voice-Tel Shelf. The Company has exercised certain contractual rights to postpone this requirement for up to 90 days.

  The shares of Premiere Common Stock to be issued in connection with the Xpedite Merger will be registered under the Securities Act and, unless issued to affiliates of Xpedite as of the date of the Xpedite stockholders meeting to consider the Xpedite Merger, will be freely transferable without restriction or limitation under the Securities Act.

  For a period of three months commencing 30 days after financial results covering at least 30 days of combined operations of Premiere and Xpedite have been published, each person who is precluded by the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Xpedite Merger within one calendar quarter (a "Large Stockholder") will have a one-time right to require Premiere to file a registration statement under the Securities Act relating to all or part of their registrable securities (an "Xpedite Demand Registration"). Premiere is obligated to use its commercially reasonable efforts to effect an Xpedite Demand Registration as soon as reasonably practical after the request is made, except that Premiere has the right, under certain circumstances, to delay the effective date of a registration statement or any sales thereunder for a period not to exceed 120 days from the date of the request for registration. In addition, Premiere is not obligated to effect an Xpedite Demand Registration (i) for less than one million shares or (ii) within three months of a Large Stockholder selling any registrable securities pursuant to an Xpedite Piggyback Registration (defined below). Unless Premiere shall otherwise consent, any offering pursuant to an Xpedite Demand Registration shall be underwritten and Premiere shall select the underwriters and any additional investment bankers to be used.

  If Premiere proposes to file a registration statement under the Securities Act with respect to an offering for Premiere's own account or for the account of any holders of Premiere Common Stock other than the Large Stockholders, any Large Stockholder may request registration under the Securities Act of all or part of its Registrable Securities on the same terms and conditions as Premiere or such other holders of Premiere Common Stock (an "Xpedite Piggyback Registration"). In the case of an Xpedite Piggyback Registration, Premiere has the right to terminate or withdraw any registration undertaken by it prior to the effectiveness of such registration whether or not any Large Stockholder has elected to include registrable securities in such registration.

  No prediction can be made as to the effect, if any, that the availability of additional shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock and the ability of the Company to raise equity capital in the future. See "Description of Capital Stock--Registration Rights."

POTENTIAL ADVERSE IMPACT OF PENDING LITIGATION

  In the ordinary course of its business, the Company is subject to claims and litigation from third parties alleging that the Company's products and services infringe the patents, trademarks and copyrights of such third parties. See "Risk Factors--Risk of Infringement Claims." The Company has several litigation matters pending not involving infringement claims, as described below, which the Company is defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On January 21, 1997, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against the Company, PCI and the Company's president, Boland T. Jones, in the Superior Court of Fulton County, Georgia ("Civil Action"). As of December 2, 1997, the Company, PCI and Mr. Jones entered into a settlement agreement with Mr. Bott which settled and disposed of Mr. Bott's claims in connection with this litigation. On December 12, 1997, Mr. Elliott and CRS filed a Second Amended Complaint against Premiere and Boland T. Jones in the Civil Action. The first count seeks an accounting of commissions that Mr. Elliott and CRS allege may be due to them under a sales commission agreement between CRS and Premiere. The second count seeks options for 72,000 shares of Premiere Common Stock that Mr. Elliott and CRS claim are due to them, or damages in the alternative. The third count seeks to recover the Plaintiffs' reasonable attorneys' fees. In the Second Amended Complaint, the remaining plaintiffs have dropped their prior request for punitive damages. The Company believes it has meritorious defenses to Mr. Elliott's and CRS' remaining allegations, but due to the inherent uncertainties of the litigation process, the company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations. The settlement with Mr. Bott will not have a material adverse effect on the Company's business, financial condition and results of operations.

 On August 6, 1996, CNC, a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC. The court has not ruled on CNC's request. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the trustee and PCI have reached a tentative agreement on all issues between the parties, including dismissal of the above referenced lawsuit, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization filed by the trustee with the Bankruptcy Court. Based upon hearings before the Bankruptcy Court, the trustee filed a motion requesting approval of the settlement on November 18, 1997. Due to the inherent uncertainties of the judicial system, the Company is not able to predict with certainty whether the above-described settlement will be approved by the Bankruptcy Court. If the settlement is not approved and the trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of CNC, and his company, Platinum Network, Corp. ("Platinum") (Al-Khatib and Platinum are collectively referred to herein as "Plaintiffs"), filed a complaint against PCI, WorldCom Network Services, Inc. f/k/a WilTel, Inc., Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick, William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX (the "Defendants") in the Eastern District of New York, United States District Court (the "Al-Khatib lawsuit"). In their complaint, Plaintiffs contend that, during 1996, PCI, certain officers of PCI and the other Defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market. The Plaintiffs' complaint alleges that by engaging in the aforementioned scheme and by making misrepresentations of fact in connection with the scheme, PCI and the other Defendants caused the Plaintiffs to suffer harm. The Plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other Defendants. PCI has not yet filed its response to the complaint in the Al-Khatib lawsuit. PCI believes that it has meritorious defenses to the Plaintiffs' allegations and will vigorously defend the same. Due to the inherent uncertainties of the judicial system, the Company is not able to predict the outcome of the Al-Khatib lawsuit. If the Al-Khatib lawsuit is not resolved in the Company's favor, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On September 20, 1996, Peter Lucina ("Lucina") filed a complaint against the Company, Donald B. Gasgarth ("Gasgarth") and Patrick G. Jones ("Jones") in the United States District Court for the Eastern District of Illinois. As of December 3, 1997, the Company, Gasgarth and Jones entered into a settlement agreement with Lucina which settled and disposed of Lucina's claims in connection with this litigation, and this settlement was approved by the Court on December 15, 1997. This settlement will not have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SWITCHING FACILITIES AND COMPUTER TELEPHONY PLATFORMS; DAMAGE, FAILURE AND DOWNTIME

  The Company currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia, Dallas, Texas and London, England. The Company's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. The Company has taken precautions to protect itself and its subscribers from events that could interrupt delivery of the Company's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware and fire protection systems. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, and although the Company has not experienced any significant downtime of its network in the last three years due to technical failures, natural disasters or similar events, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network or one of the switching facilities as a whole, thereby resulting in an interruption of the Company's services. Such an interruption could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $10.8 million per policy year, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance will continue to be available at reasonable prices or that such insurance will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY
RESULTS

  The Company's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include: (i) the unique nature of strategic relationships into which the Company may enter in the future; (ii) changes in operating expenses resulting from such strategic relationships and other factors; (iii) the continued acceptance of the Company's licensing program; (iv) the financial performance of the Company's licensees; (v) the timing of new service announcements; (vi) market acceptance of new and enhanced versions of the Company's services; (vii) potential acquisitions;
(viii) changes in legislation and regulation that may affect the competitive environment for the Company's communications services; and (ix) general economic and seasonal factors.

  In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues.

  Quarterly revenues are difficult to forecast because the market for the Company's services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock will likely be materially adversely affected.

RISK OF SOFTWARE FAILURES OR ERRORS

  The software developed and utilized by the Company in providing its services, including the Orchestrate software, may contain undetected errors. Although the Company generally engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in the software after the software goes into use. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use Premiere's network or the cancellation by subscribers of their service with Premiere, any of which could have a material adverse effect on the Company. The Company maintains technology errors and omissions insurance coverage of $10.0 million per policy aggregate. However, there can be no assurance that the Company will be able to maintain its technology errors and omissions insurance, that such insurance will continue to be available at reasonable prices or will be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

DEPENDENCE UPON TELECOMMUNICATION PROVIDERS; NO GUARANTEED SUPPLY

  The Company does not own a transmission network and, accordingly, depends on WorldCom, LCI International Telecom Corp. ("LCI"), MCI, Sprint and other facilities-based and non-facilities based carriers for transmission of its subscribers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, the Company is dependent upon LECs for call origination and termination. If there is an outage affecting one of the Company's terminating carriers, the Company's platform automatically switches calls to another terminating carrier if capacity is available. The Company has not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, which could have a material adverse effect on the Company.

  The Company leases capacity on the WorldCom backbone to provide connectivity and data transmission within the Company's private frame relay network. The lease agreement expires in September 2000. The Company's hub equipment is collocated at various WorldCom sites pursuant to co-location agreements that are terminable by either party upon 30 days written notice. The Company's ability to maintain network connectivity is dependent upon its access to transmission facilities provided by WorldCom or an alternative provider. The Company has no assurance that it will be able to continue such relationship with WorldCom beyond the terms of its current agreements with WorldCom or that it will be able to find an alternative provider on terms as favorable as those offered by WorldCom or on any other terms. If the Company were required to relocate its hub equipment or change its network transmission provider, it could experience shutdowns in its service and increase costs which could have a material adverse effect on its customer relationships and customer retention and, therefore, its business, financial condition and results of operations.

RELIANCE ON SUPPLIER OF VOICE MESSAGING EQUIPMENT

  The Company does not manufacture voice messaging equipment used at its voice messaging service centers, and such equipment is currently available from a limited number of sources. Although the Company has not historically experienced any significant difficulty in obtaining equipment required for its operations and believes that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future or that alternative suppliers will be available. The inability of the Company to obtain this equipment could result in delays or reduced delivery of messages which would materially and adversely affect the Company's business, financial condition and results of operations.

REGULATION

  Various regulatory factors affect the Company's financial performance and its ability to compete. The Company's operating subsidiaries that provide regulated long distance telecommunications services ("Operating Subsidiaries") are subject to regulation by the FCC and by various state public service and public utility commissions ("PUCs"), and are otherwise affected by regulatory decisions, trends and policies made by these agencies. FCC rules currently require interexchange carriers to permit resale of their transmission services. FCC rules also require LECs to provide all interexchange carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, the Company could be adversely affected. Moreover, the underlying carriers that provide services to the Operating Subsidiaries or that originate or terminate the Operating Subsidiaries' traffic may increase rates or experience disruptions in service due to factors outside the Company's control, which could cause the Operating Subsidiaries to experience increases in rates for telecommunications services or disruptions in transmitting their subscribers' long distance calls.

  PCI, one of the Operating Subsidiaries, has made the requisite filings with the FCC to provide interstate and international long distance services. VoiceCom Systems, Inc. ("VCOM"), another Operating Subsidiary, is in the process of making the requisite filings with the FCC to provide interstate and international long distance services. There can be no assurance that the FCC will approve VCOM's filings. Failure by VCOM to comply with FCC requirements in connection with its provision of interstate and international long distance services could have a material adverse effect on the Company's or on VCOM's business, financial condition and results of operation.

  In order to provide intrastate long distance service, the Operating Subsidiaries generally are required to obtain certification from state PUCs, to register with such state PUCs or to be found exempt from registration by such state PUCs. Each of PCI and VCOM has either filed the applications necessary to provide intrastate long distance telecommunications services throughout the United States or is in the process of filing such applications. To date, PCI is authorized to provide long distance telecommunications services in 46 states and in the District of Columbia and is seeking authorization to provide long distance telecommunications services in four states. With the exception of three states, Colorado, Michigan and Arizona, in which PCI's applications to provide operator service (i.e., "0+") are pending, PCI is authorized to provide operator service in each state where PCI provides long distance telecommunications service. VCOM, on the other hand, is authorized to provide long distance telecommunications services in 13 states and in the District of Columbia and is in the process of filing applications for certificates to provide long distance telecommunications services in 37 states. The Operating Subsidiaries' facilities do not prevent subscribers from using the facilities to make long distance calls in any state, including states in which the Operating Subsidiaries currently are not authorized to provide intrastate telecommunications services and operator services. There can be no assurance that the Operating Subsidiaries' provision of long distance telecommunications and operator services in states where the Operating Subsidiaries are not authorized to provide such services will not have a material adverse effect on the Company's or on the Operating Subsidiaries' business, financial condition and results of operations.

  The 1996 Act is intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the RBOCs. The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region interLATA long distance services until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. The Company is unable to determine how the FCC will rule on any such application. Moreover, as a result of the 1996 Act, the Company may experience increased competition from others, including the RBOCs. In addition, the Operating Subsidiaries may be subject to additional regulatory requirements and fees, including universal service assessments and payphone compensation surcharges resulting from the implementation of the 1996 Act.

  In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Premiere strategy is its planned expansion into international markets. In 1996, the Company opened a POP site in London, England which is currently being upgraded to a full switching facility and computer telephony platform. In addition, the Company intends to pursue long term strategic relationships with European partners. Premiere also intends to establish high speed client/server networks of personal computers (called "Telnodes") and PCs utilizing the Company's proprietary software (called "Network Managers") in Canada, New Zealand and potentially other countries in 1998. The Company currently has voice messaging service centers in Canada, Australia, New Zealand and Puerto Rico, If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, Premiere's business, financial condition and results of operations could be materially adversely affected. To date, Premiere has only limited experience in marketing and distributing its services internationally. There can be no assurance that Premiere will be able to successfully establish the proposed international Telnodes and Network Managers or to market, sell and deliver its services in international markets. In addition to the uncertainty as to Premiere's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. The Company denominates foreign transactions in foreign currency and does not engage in hedging transactions. The Company has not experienced any material losses from fluctuations in currency exchange rates, but there can be no assurance that the Company will not incur material losses due to currency exchange rate fluctuations in the future.

  Premiere recently entered into the Merger Agreement with Xpedite and Acquisition Sub. See "Prospectus Summary--Recent Developments--Xpedite Systems, Inc." and "--Risk That Xpedite Merger Will Not Close." A significant portion of Xpedite's business is conducted outside the United States and a significant portion of its revenues and expenses are derived in foreign currencies. Accordingly, Xpedite's results of operations may be materially affected by fluctuations in foreign currencies. Many aspects of Xpedite's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of Xpedite within such governments' countries, including increased tariffs. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to Xpedite's operations and growth strategy. As a result of the XSL Acquisition, a higher proportion of Xpedite's business will be conducted outside the United States and, accordingly, Xpedite may be subject, to a greater degree, to the foregoing risks.

RISKS ASSOCIATED WITH EXPANSION OF ENHANCED FAX SERVICES

  In the event the Xpedite Merger is consummated, Premiere intends to accelerate growth of Enhanced Fax Services throughout the world by expansion of Xpedite's proprietary private world-wide document distribution network (the "Xpedite Network"), the integration of the Xpedite Network with Premiere's private frame relay network and computer telephony platform and the acquisition of entities engaged in the business of Enhanced Fax Services. There can be no assurance that Premiere will be able to expand its ability to provide services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Xpedite Network to process increasing amounts of document traffic, integrating and increasing the capability of the Xpedite Network to perform tasks required by Premiere's customers or identifying and establishing alliances with new partners in order to enable Premiere to expand its network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of Premiere in the markets in which it provides services, which could have a material adverse effect on Premiere's business, financial condition or results of operations. In addition, such growth will involve substantial investments of capital, management and other resources. There can be no assurance that Premiere will generate sufficient cash for future growth of the Enhanced Fax Services business through earnings or external financings, or that such external financings will be available on terms acceptable to Premiere or that Premiere will be able to employ any such resources in a manner that will result in accelerated growth.

RISK OF LOSS FROM RETURNED TRANSACTIONS; FRAUD; BAD DEBT; THEFT OF SERVICES

  The Company uses two principal financial payment clearance systems: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In its use of these established payment clearance systems, the Company generally bears credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to the Company's network and obtained services without rendering payment to the Company by unlawfully using the access numbers and PINs of authorized users. No assurance can be given that future losses due to unauthorized use of access numbers and PINs will not be material. The Company attempts to manage these risks through its internal controls and proprietary billing system. The Company's computer telephony platform is designed to prohibit a single access number and PIN from establishing multiple simultaneous connections to the platform, and the Company establishes preset spending limits for each subscriber. Although the Company believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF NOTES AND STOCK PRICE

  There may be significant volatility in the market price for the Notes and the Common Stock into which the Notes are convertible. The Company believes factors such as actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by the Company, its major strategic partners or licensees or its competitors may cause the market price for the Notes and the Common Stock into which the Notes are convertible to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, may have a material adverse effect on the market price of the Notes and the Common Stock into which the Notes are convertible. In addition, in recent years the stock market in general, and technology-related stocks in particular, have experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies.

LIMITATIONS ON REPURCHASE OF NOTES

  If a Designated Event (as defined) were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions on or prohibitions of such repurchases. In the event a Designated Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to repurchase the Notes would constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Designated Event in and of itself may constitute an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "Description of Notes--Subordination" and "Risk Factors--Subordination; Holding Company Structure."

  No Notes may be repurchased at the option of holders upon a Designated Event if there has occurred and is continuing an Event of Default described under "Description of Notes--Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).

ABSENCE OF PUBLIC MARKET FOR THE NOTES AND RESTRICTIONS ON RESALE

  The Notes are currently eligible for trading in the PORTAL market. The Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. The Company does not intend to list the Notes on any national securities exchange or to seek approval for quotation of the Notes on The Nasdaq Stock Market. In addition, market making activity is subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will be maintained. If an active market for the Notes fails to be sustained, the trading price of the Notes could be adversely affected. See "Description of Notes."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW

  The Board of Directors of the Company is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. The Company's Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class will be elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. The Company is also subject to certain provisions of the Georgia Business Corporation Code which relate to business combinations with interested shareholders. In addition to considering the effects of any action on the Company and its shareholders, the Company's Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The Notes and the Conversion Shares are offered by the Selling
Securityholders and, accordingly, Premiere will not receive any of the proceeds from the sales thereof.

                            SELLING SECURITYHOLDERS

  The Notes were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Notes and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders.

  The following table sets forth certain information as of the date of this Prospectus concerning the principal amount of the Notes beneficially owned and offered hereby by each Selling Securityholder and the number of shares of Common Stock beneficially owned and offered hereby that may be offered from time to time pursuant to this Prospectus. As of the date of this Prospectus, and except as noted below, none of the Selling Securityholders has had a material relationship with Premiere or any of its affiliates within the past three years. The table has been prepared on the basis of information furnished to the Company by the Trustee, the Depository Trust Company and by or on behalf of the Selling Securityholders.

                                                              NUMBER OF SHARES
                                        PRINCIPAL AMOUNT OF   OF COMMON STOCK
                                        NOTES BENEFICIALLY  --------------------
                                             OWNED AND      BENEFICIALLY OFFERED
NAME                                      OFFERED HEREBY      OWNED(1)   HEREBY
----                                    ------------------- ------------ -------
Donaldson, Lufkin & Jenrette
 Securities Corporation...............      17,420,000         527,878   527,878
The TCW Group, Inc.(2)................      10,340,000         397,433   313,333
CFW--C, L.P...........................      13,250,000         401,515   401,515
Associated Electric & Gas Insurance
 Services, Ltd........................      13,250,000         401,515   410,515
General Motors Employees Domestic
 Group Trust..........................      11,060,000         335,151   335,151
Shephard Investments International
 Ltd..................................       7,082,000         214,606   214,606
HBK Offshore Fund, Ltd................       6,355,000         192,575   192,575
Bankers Trust International...........       6,200,000         187,878   187,878
HBK Finance, Ltd......................       5,210,000         157,878   157,878
Societe Generale Secs. CP.............       5,000,000         151,515   151,515
FMR Corp.(3)..........................       5,000,000         629,315   151,515
J.P. Morgan & Co. Incorporated(4).....       4,000,000       1,133,112   121,212
State of Oregon Equity................       4,000,000         121,212   121,212
OCM Convertible Trust.................       3,600,000         109,090   109,090
Delaware State Employees Retirement
 Fund ................................       3,085,000          93,484    93,484
Phoenix Convertible Fund..............       3,000,000          90,090    90,909
BancAmerica Robertson Stephens........       2,840,000          86,060    86,060
State of Connecticut Combined
 Investment Funds.....................       2,710,000          82,121    82,121
Chrysler Corporation Master Retirement
 Trust................................       2,500,000          75,757    75,757
Allstate Insurance Company............       2,250,000          68,181    68,181
BNY Hamilton Equity Income Fund.......       2,000,000          60,606    60,606
Vanguard Convertible Securities Fund,
 Inc..................................       1,940,000          58,787    58,787
Natwest Securities Corporation........       1,772,800          53,721    53,721
Delta Air Lines Master Trust..........       1,750,000          53,030    53,030
HBK Securities, Ltd...................       1,460,000          44,242    44,242
Q Investments, L.P....................       1,400,000          42,424    42,424
Lincoln National Convertible
 Securities Fund......................       1,345,000          40,757    40,757
Lincoln National Life Insurance.......       1,285,000          38,939    38,939
Hughes Aircraft Company Master
 Retirement Trust.....................       1,135,000          34,393    34,393
Retail Clerks Pension Trust...........       1,000,000          30,303    30,303
Decleration of Trust for the Defined
 Benefit Plan of ICI American
 Holdings, Inc........................         965,000          29,242    29,242
State Employees' Retirement Fund of
 the State of Delaware................         870,000          26,363    26,363
Thermo Electron Balanced Investment
 Fund.................................         800,000          24,242    24,242

                                                              NUMBER OF SHARES
                                        PRINCIPAL AMOUNT OF   OF COMMON STOCK
                                        NOTES BENEFICIALLY  --------------------
                                             OWNED AND      BENEFICIALLY OFFERED
NAME                                      OFFERED HEREBY      OWNED(1)   HEREBY
----                                    ------------------- ------------ -------
Phoenix Home Life General Account.....         700,000         21,212    21,212
Merril Lynch Convertible Fund, Inc....         650,000         19,696    19,696
Decleration of Trust for the Defined
 Benefit Plan of
 Zeneca Holdings, Inc.................         640,000         19,393    19,393
The J. W. McConnell Family Foundation.         605,000         18,333    18,333
R2 Investments, LDC...................         600,000         18,181    18,181
Forest Fulorum Fund, L.P..............         530,000         16,060    16,060
Lazard Freres & Co....................         500,000         15,151    15,151
Merril Lynch World Income Fund, Inc...         500,000         15,151    15,151
St. Albans Partners...................         500,000         15,151    15,151
Yield Strategies Fund II, L.P.........         500,000         15,151    15,151
Bancroft Convertible Fund, Inc........         500,000         15,151    15,151
Ellsworth Convertible Growth & Income
 Fund.................................         500,000         15,151    15,151
Stark International...................         500,000         15,151    15,151
J. M. Hull Associates, L.P............         500,000         15,151    15,151
Forest Global Convertible Fund Series
 A-5..................................         400,000         12,121    12,121
Starvest Discretionary................         400,000         12,121    12,121
Weirton Trust.........................         400,000         12,121    12,121
Hillside Capital Incorporated.........         280,000          8,484     8,484
OCM Convertible Limited Partnership...         250,000          7,575     7,575
Christian Science Trustees for Gifts &
 Endowments...........................         245,000          7,424     7,424
First Church of Christian Scientist--
 Endowment............................         245,000          7,424     7,424
Partner Reinsurance Company, Ltd......         240,000          7,272     7,272
Kapiolani Medical Systems.............         200,000          6,060     6,060
Walker Art Center.....................         155,000          4,696     4,696
Retirement Plan for Pilots of Hawaiian
 Airlines.............................         100,000          3,030     3,030
UNC Foundation, Inc...................         100,000          3,030     3,030
Westcore Growth & Income Fund.........         100,000          3,030     3,030
Hawaiian Airlines Pension Plan--IAM...          75,000          2,272     2,272
Summer Hill Global Partners L.P.......          75,000          2,272     2,272
LLT Limited...........................          70,000          2,121     2,121
United National Insurance.............          65,000          1,969     1,969
Gilbert J. Mueller FBO Cornelia
 Gibson...............................          40,000          1,212     1,212
Hawaiian Airlines Pension for Salaried
 Employees............................          15,000            454       454
Jamestown College Endowment Fund......          10,000            303       303

--------
(1) Includes the Conversion Shares issuable upon conversion of the Notes. Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of 33.00 per share; such conversion price is subject to adjustment as described under "Description of the Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(2) Includes 84,100 shares of Common Stock beneficially owned by the Selling Securityholder in addition to the Conversion Shares.
(3) Includes 477,800 shares of Common Stock beneficially owned by the Selling Securityholder in addition to the Conversion Shares. This number includes 475,800 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds; and 2,000 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts.
(4) The Selling Securityholder holds the Notes in a fiduciary capacity through its various subsidiaries, including J.P. Morgan Investment Management, Inc. and Morgan Guaranty Trust Company of New York. The Selling Shareholder has sole power to dispose of the Notes. Includes 1,011,900 shares of Common Stock beneficially owned by the Selling Securityholder in addition to the Conversion Shares.

  The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to this Offering, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

  Information concerning the Selling Securityholders may change from time to time. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $172,500,000.

                             DESCRIPTION OF NOTES

  The Notes were issued under an indenture dated as of June 30, 1997 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those stated in the Registration Rights Agreement (the "Registration Rights Agreement") entered into as of the closing date between the Company and the initial purchasers in such offering. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. As used in this Description of Notes, the "Company" refers only to Premiere Technologies, Inc. and does not, unless the context otherwise indicates, include any of its subsidiaries.

GENERAL

  The Notes will represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "--Subordination," and convertible into Common Stock as described under "--Conversion." The Notes are issued in fully registered form only in denominations of $1,000 or any multiple thereof and will mature on July 1, 2004 unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon a Designated Event (as defined).

  The Notes will bear interest from June 30, 1997 at the rate per annum of 5 3/4% set forth on the cover page hereof, payable semi-annually on January 1 and July 1, commencing on January 1, 1998, to holders of record at the close of business on the preceding December 15 and June 15, respectively (subject to certain exceptions in the case of conversion, redemption or repurchase of such Notes prior to the applicable interest payment date). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal and premium, if any, will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in the Borough of Manhattan, The City of New York, which until otherwise designated by the Company shall be an office or agency of the Trustee. In addition, interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder.

  The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the limited extent described under "--Repurchase at Option of Holders Upon a Designated Event" below.

  No service charge will be made for any registration or transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company is not required to exchange or register the transfer of (i) any Note for a period of 15 days next preceding any selection of Notes to be redeemed, (ii) any Note or portion thereof selected for redemption, (iii) any Note or portion thereof surrendered for conversion, or (iv) any Note or portion thereof surrendered for repurchase (and not withdrawn) in connection with a Designated Event.

  The Notes are currently eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL CERTIFICATES

  Upon the initial transfer pursuant to the Registration Statement of which this Prospectus forms a part, the Notes may be represented by one or more fully registered global notes (the "Global Note") as well as Notes in definitive form registered in the name of individual purchasers or their nominees. Each such Global Note will be deposited upon issuance with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participant organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book- entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to that extent.

  Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

  None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

  Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the

Indenture, the Company and the Trustee will treat the person in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has nor will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participant, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules.

  The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.

  Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not obtained, the Company will issue definitive certificated Notes in exchange for a Global Note. Such definitive certificated Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Notes in definitive certificated form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONVERSION

  The holders of Notes will be entitled at any time through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of $33.00 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes, other than Notes called for redemption pursuant to a redemption notice mailed to the holders by the Company in accordance with the Indenture, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note for which a holder has delivered a Designated Event purchase notice exercising the option of such holder to require the Company to repurchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the Company prior to the close of business on the business day immediately preceding the date fixed for repurchase.

  The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

  The initial conversion price of $33.00 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) certain subdivisions and combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; and
(vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as the closing of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and only if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in any transaction described below in "--Consolidation, Merger or Assumption."

  The Indenture provides that if the Company implements a shareholders' rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

  In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination) or
(ii) a consolidation, merger, or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's shareholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares).

  In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

  The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

  No adjustment in the conversion price will be required unless such adjustment would require a change of at least l% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

  The Notes are not redeemable at the option of the Company prior to July 6, 2000. At any time on or after that date the Notes may be redeemed at the Company's option on at least 20 but not more than 60 days' notice, as a whole or, from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

  If redeemed during the 12-month period beginning July 1 (July 6, 2000 through June 30, 2001 in the case of the first such period):

                                                                      REDEMPTION
     YEAR                                                               PRICE
     ----                                                             ----------
     2000............................................................  103.286%
     2001............................................................  102.464%
     2002............................................................  101.643%
     2003............................................................  100.821%

and 100% at July 1, 2004.

  If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

  No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

  The Indenture provides that if a Designated Event (as defined) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "repurchase date") that is 40 calendar days after the date of the Company Notice (as defined below), for cash at a repurchase price equal to 100% of the principal amount of the Notes, together with accrued interest, if any, to the repurchase date (the "repurchase price"), provided, however, that if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

  The Company may, at its option, in lieu of paying the repurchase price in cash, pay the repurchase price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date. Payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture.

  Within 15 calendar days after the occurrence of a Designated Event, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Designated Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the City of New York. To exercise the repurchase right, a holder of such Notes must deliver, on or before the 35th day after the Company Notice, written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer.

  "Designated Event" means a Change in Control (as defined below) or a Termination of Trading (as defined below).

  A "Change in Control" will be deemed to have occurred when (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) shareholders of the Company approve any plan or proposal for the liquidation, dissolution or winding up of the Company; (iii) the Company (A) consolidates with or merges into any other corporation or any other corporation merges into the Company, and in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged into or for other assets or securities as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction or (B) conveys, transfers or leases all or substantially all of its assets to any person; or (iv) at any time Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change in Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such day or (y) in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares) in such merger or consolidation constituting the Change in Control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control) and as a result of such transaction or transactions such Notes become convertible solely into such common stock. A Change of Control also shall not be deemed to have occurred if Boland T. Jones or a group that includes Boland T. Jones (a "Permitted Investor") becomes the beneficial owner of more than 50% of the Voting Stock, provided that, if as a consequence of any transaction involving a Permitted Investor, or in which a Permitted Investor has an interest, less than 30% of the number of shares of Common Stock outstanding upon the issuance of the Notes are neither listed for trading upon a national securities exchange nor approved for trading or quoted for trading on the Nasdaq National Market, then a Change of Control shall be deemed to have occurred upon the consummation of such transaction.

  "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on June 30, 1997 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed. (Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change in Control would occur even though the current Board of Directors would thereafter cease to be in office.)

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

  If a Designated Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions on or prohibitions of such repurchases. In the event a Designated Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to repurchase the Notes would constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Designated Event may in and of itself constitute an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "--Subordination" below and "Risk Factors--Subordination."

  No Notes may be repurchased at the option of holders upon a Designated Event if there has occurred and is continuing an Event of Default described under "--Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).

  The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, a change in control of the Company or other transactions involving the Company that may adversely affect holders. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control but that would increase the amount of Senior Indebtedness (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Notes on the creation of additional Senior Indebtedness (or any other indebtedness of the Company or any of its subsidiaries) and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Notes. The Notes are subordinate in right of payment to all existing and future Senior Indebtedness as described under "--Subordination" below.

  Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change in Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. The right to require the Company to repurchase Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Notes at the repurchase date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the shareholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management. The Designated Event repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Instead, the Designated Event repurchase right is a standard term contained in other similar debt offerings and the terms of such feature resulted from negotiations between the Company and the initial purchasers in the initial private placement.

  Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

SUBORDINATION

  The indebtedness evidenced by the Notes is, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined) whether presently outstanding or hereafter incurred or created. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all Senior Indebtedness. Moreover, in the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof.

  The Company may also not make any payment upon or in respect of the Notes if
(i) a default in the payment of principal of, premium, if any, interest, or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined below) that permits holders of the Designated Senior Indebtedness as to which such default related to accelerate its maturity and the Trustee and the Company receive a notice of such default (as "Payment Blockage Notice") from a holder of Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in case of payment default, on the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless (i) 365 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due have been paid in full, in cash or in such other form of payment as may be acceptable to the holders thereof, or the Trustee or the Noteholders shall not have instituted proceedings to enforce the Noteholders' right to receive such payments. No default (whether or not such event of default is on the same issue of Designated Senior Indebtedness) that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The term "Senior Indebtedness" means the principal of, premium, if any, interest on (including any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), and any other payment (including all fees, indemnities and expense reimbursements) due pursuant to, any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created: (a) all indebtedness of the Company for money borrowed or evidenced by notes, debentures, bonds or other securities (including, but not limited to, those which are convertible or exchangeable for securities of the Company) and all other obligations of the Company constituting the deferred purchase price of property or assets; (b) all indebtedness and other obligations of the Company due and owing with respect to letters of credit (including, but not limited to, reimbursement obligations with respect thereto); (c) all indebtedness or other obligations of the Company due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements; (d) all obligations consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to the Company; (e) all obligations of the Company under leases required or permitted to be capitalized under generally accepted accounting principles;
(f) all indebtedness or obligations of others of the kinds described in any of the preceding clauses (a), (b), (c), (d) or (e) assumed by or guaranteed in any manner by the Company or in effect guaranteed (directly or indirectly) by the Company through an agreement to purchase, contingent or otherwise, and all obligations of the Company under any such guarantee or other arrangements; and
(g) all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding clauses (a), (b), (c), (d), (e) or (f); unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement, the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement is subordinate to, or is not superior to, or is pari passu with, the Notes; provided that Senior Indebtedness shall not include (i) any indebtedness of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company, (ii) indebtedness for trade payables or constituting the deferred purchase price of assets, property or services incurred in the ordinary course of business, or (iii) the Notes.

  The term "Designated Senior Indebtedness" means all Senior Indebtedness with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

  In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, in cash or in such other form of payment as may be acceptable to the holders thereof, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of the Company, and will be immediately paid over or delivered to the holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

  The Company is a holding company with no business operations of its own. The Company therefore is dependent upon payments, loans, dividends and distributions from its subsidiaries for funds to pay its obligations, including payment of principal of and interest on the Notes. The Notes are not guaranteed by the Company's subsidiaries. The subsidiaries of the Company are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and other payments to the Company by any such subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

  As of September 30, 1997, the Company had approximately $24.3 million of indebtedness outstanding (excluding accrued interest) that would have constituted Senior Indebtedness (which amount includes subsidiary indebtedness guaranteed directly or indirectly by the Company). As of September 30, 1997, there was also outstanding approximately $24.3 million of indebtedness and other liabilities of subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as liabilities on the balance sheet of such subsidiaries in accordance with generally accepted accounting principals). The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary of the Company can create, incur, assume or guarantee.

  No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, or interest on, the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any default or Event of Default or limit the rights of any holder of Notes to pursue any other rights or remedies with respect to the Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings or an assignment for the benefit of the creditors of the Company or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of the Notes may receive ratably less than other creditors.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default is defined in the Indenture as being: (i) a default in payment of the principal of, or premium, if any, on the Notes (whether or not such payment is prohibited by the subordination provisions of the Indenture);
(ii) default for 30 days in payment of any installment of interest on the Notes (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iii) default by the Company for 45 days after notice given in accordance with the Indenture in the observance or performance of any other covenants in the Indenture; (iv) default in the payment of the repurchase price in respect of the Notes on the repurchase date therefor (whether or not such payment is prohibited by the subordination provisions of the Indenture); (v) failure to provide timely notice of a Designated Event;
(vi) failure of the Company or any Significant Subsidiary (as defined) to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (which term as used in the Indenture means obligations (other than non-recourse obligations) of, or guaranteed or assumed by, the Company or any Significant Subsidiary for borrowed money), in an amount in excess of $10,000,000 and continuance of such failure for 30 days after notice given in accordance with the Indenture; (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded, or annulled for 30 days after notice given in accordance with the Indenture; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest to such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

  The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of and accrued interest on the outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any holders of Notes, subject to certain limitations.

  The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such holder of an Event of Default and an offer to indemnify to the Trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding Notes that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's Notes when due and to convert such Notes.

  The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive any past defaults, except (i) a default in payment of the principal of, or premium, if any, or interest on, any Note when due, (ii) a failure by the Company to convert any Notes into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

  The Company will be required to furnish to the Trustee annually within 120 days of the end of the fiscal year a statement of certain officers of the Company stating whether or not to the best of their knowledge the Company is in default in the performance and observation of certain terms of the Indenture and, if they have knowledge that the Company is in default, specifying such default. The Company is also required, upon becoming aware of any default or Event of Default, to deliver to the Trustee a statement specifying such default or Event of Default and the action the Company has taken, is taking or proposes to take with respect thereto.

CONSOLIDATION, MERGER OR ASSUMPTION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless (i) either (a) the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) certain other conditions are satisfied.

MODIFICATIONS OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time or payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, impair, or change in any respect adverse to the holders of Notes, the obligation of the Company to repurchase any Note upon the happening of a Designated Event, impair or adversely affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or impair, or change in any respect adverse to the holder of the Notes, the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the holders of all of the Notes then outstanding.

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement dated June 15, 1997 (the "Registration Rights Agreement"), the Company agreed to file, at its expense, with the Commission on or prior to the date 90 days after the earliest date of original issuance of any of the Notes, subject to certain conditions set forth below, the registration statement which includes this Prospectus (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force). The Registration Statement of which this Prospectus forms a part has been filed with the Commission pursuant to the Registration Rights Agreement.

  The Registration Rights Agreement provides that (i) the Company will cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after June 30, 1997 (the "Closing Date"). If the Shelf Registration Statement has not been declared effective by the Commission within 180 days after the Closing Date or the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective) for a period of time which shall exceed 90 days in the aggregate in any period of 365 consecutive days (each such event, a "Registration Default"), the Company will pay liquidated damages to each holder of Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such holder. The rate of accrual of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes and, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Statement is filed, the applicable Registration Statement is declared effective and becomes available for effecting sales of securities, or the Shelf Registration Statement again becomes effective and becomes available for effecting sales of securities, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Restricted Securities. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default. All accrued liquidated damages shall be paid to the holders of Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Notes on semiannual payment dates which correspond to interest payment dates for the Notes. The use of the Shelf Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive liquidated damages if the aggregate number of days of such suspensions in any year exceeds the periods described above.

  The Company will provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Transfer Restricted Securities. A holder who sells the Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions).

TAXATION OF NOTES

  See "Certain Federal Income Tax Considerations" for a discussion of certain federal tax aspects which will apply to holders of Notes.

SATISFACTION AND DISCHARGE

  The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

  The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

  IBJ Schroder Bank & Trust Company, the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Notes. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

  During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and the Trust Indenture Act of 1939, as amended (the "TIA"), will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company's Articles of Incorporation, as amended, (the "Articles"), and Amended and Restated Bylaws (the "Bylaws"), and by the provisions of applicable law.

COMMON STOCK

  As of December 15, 1997, there were 33,960,277 shares of Common Stock outstanding (including 402,748 Exchangeable Shares), held of record by approximately 450 shareholders. The holders of Common Stock are entitled to one vote for each share held of record for matters on which Common Stock shareholders are entitled to vote. There are neither sinking fund provisions nor cumulative voting, preemptive, redemption, or conversion rights applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of any series of Preferred Stock which may be issued by the Company's Board of Directors from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company after the payment of its debts and other liabilities. The outstanding shares of Common Stock are, and the shares issuable upon conversion of the Notes will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors has the authority pursuant to the Articles, without the approval of or any action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in such series and with such preferences, powers, limitations and relative rights as may be determined by the Board from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any such Preferred Stock, may be more favorable than those, if any, granted to holders of Common Stock. The designation of any Preferred Stock with greater rights, privileges and preferences than those applicable to the Common Stock may adversely affect the voting power, market price and other rights and privileges of the Common Stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of the Company, some or all of which may be desired by holders of the Common Stock.

  Of the 5,000,000 authorized shares of Preferred Stock, one share has been designated "Series B Voting Preferred Stock," par value $.01 per share (the "Series B Preferred"). The one share of the Company's Series B Preferred was issued for the benefit of the former shareholders of the Canadian Voice-Tel Entities that the Company acquired on April 30, 1997. Pursuant to the terms of the acquisition agreements, the former shareholders of the Canadian Voice-Tel Entities were issued 402,748 Exchangeable Shares. The Exchangeable Shares may be converted at any time into a like number of shares of the Company's Common Stock. Upon conversion, such shares of Common Stock are subject to the same registration rights that are applicable to the other shares of Common Stock issued in connection with the Voice-Tel Acquisitions.

  For voting purposes, the holder of record of the Series B Preferred is entitled to have a number of votes equal to the number of votes that the holders of the outstanding Exchangeable Shares (other than those held by the Company or its affiliates) would be entitled if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Company's Common Stock. The Series B Preferred and the Common Stock of the Company vote as a single class. The Company's transfer agent, SunTrust Bank, Atlanta, serves as the voting trustee for the Series B Preferred.

  In the event of the liquidation, dissolution or winding up of the Company, and subject to any prior rights of holders of preferred stock ranking senior to the Series B Preferred, the holder of the share of Series B Preferred will be paid in an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series B Preferred. At such time as the Series B Preferred has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned, directly or indirectly, by the Company and no options or other agreements which could give rise to the issuance of Exchangeable Shares to any person other than the Company, the Series B Preferred will be canceled without any action required by the holder thereof or the Company.

REGISTRATION RIGHTS

  The holders of approximately 10,641,494 shares of Common Stock and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act.

  Registration Rights Granted Prior to IPO. Prior to the Company's initial public offering in March 1996, the Company granted registration rights to holders of convertible preferred stock and warrants. Pursuant to these registration rights agreements, the Company is required to notify these holders of the Company's intent to register any of its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  Certain of the holders have the right to require the Company, no more than two times, and with respect to a minimum percentage of the shares of Common Stock held by such holders at such times, to file a registration statement under the Securities Act (other than on Form S-3). In addition, these same holders are entitled to require the Company, no more than one time after the Company becomes eligible to effect a registration thereunder and provided such offering is for not less than $1.0 million, to use all reasonable efforts to register such holders' shares on Form S-3 (or a successor form). Subject to certain limitations and conditions, including provisions granting such holders preferences over the rights of other parties, both of such registrations may include other securities of the Company with respect to which registration rights have been granted, and may include securities sold for the account of the Company.

  Although these contractual rights remain in force, the shares subject to such registration rights may be freely disposed of pursuant to Rule 144 under the Securities Act.

  Registration Rights Granted Subsequent to IPO. Subsequent to the Company's initial public offering, the Company granted registration rights in connection with the Company's execution of a strategic alliance with WorldCom and the Company's acquisitions of TeleT, the Voice-Tel Entities and VoiceCom. In each of these instances, the Company is required to notify the holders of the Company's intent to register any of its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration; provided, however, that: (i) with respect to WorldCom and VoiceCom such notice must be given only if the Company intends to register and sell newly issued shares; (ii) with respect to CMG@Ventures, L.P. ("CMG"), such notice must be given only if 20% of the shares held by CMG remain outstanding; and (iii) with respect to the former owners of the Voice-Tel Entities, such notice must be given only until April 30, 1998. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  WorldCom has a one-time right to require the Company to file a registration statement under the Securities Act, provided that such request is made: (i) between November 13, 1998 and November 13, 1999; or (ii) within 60 days from the date of a change in control of Premiere, the termination of either Boland
T. Jones or D. Gregory Smith as executive officers or the termination of the strategic alliance with WorldCom if the events described in clause (ii) occur prior to November 13, 1999. WorldCom currently has the right to require the Company to file a registration statement under the Securities Act as a result of Mr. Smith's resignation. See "Prospectus Summary--Recent Developments--Additions and Changes to Management." In addition, the registration must be with respect to such minimum number of shares of Common Stock having an aggregate proposed offering price equal to $10.0 million.

  With respect to the former owners of the Voice-Tel Entities, such persons collectively have the one-time demand right to require the Company to use all reasonable efforts to file a registration statement under the Securities Act, provided that (i) such request must be initiated by an Amway entity or holders of 10% or more of the Registrable Securities (as defined) and (ii) such one-time demand must be made after July 15, 1997 and before the nine-month anniversary of the closing of the VTE Acquisitions. A registration statement has been filed pursuant to the exercise of such rights by the Voice-Tel holders. In addition, the Company has agreed to file a shelf registration statement (the "Voice-Tel Shelf") as soon as practicable following December 15, 1997 to include any shares of Common Stock then held by the former owners of the Voice-Tel Entities. These shareholders may include up to approximately
6.4 million shares in the Voice-Tel Shelf. The Company has exercised certain contractual rights to postpone this requirement for up to 90 days.

  The shares of Premiere Common Stock to be issued in connection with the Xpedite Merger will be registered under the Securities Act and, unless issued to affiliates of Xpedite as of the date of the Xpedite stockholders meeting to consider the Xpedite Merger, will be freely transferable without restriction or limitation under the Securities Act.

  For a period of three months commencing 30 days after financial results covering at least 30 days of combined operations of Premiere and Xpedite have been published, each person who is precluded by the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Xpedite Merger within one calendar quarter (a "Large Stockholder") will have a one-time right to require Premiere to file a registration statement under the Securities Act relating to all or part of their registrable securities (an "Xpedite Demand Registration"). Premiere is obligated to use its commercially reasonable efforts to effect an Xpedite Demand Registration as soon as reasonably practical after the request is made, except that Premiere has the right, under certain circumstances, to delay the effective date of a registration statement or any sales thereunder for a period not to exceed 120 days from the date of the request for registration. In addition, Premiere is not obligated to effect an Xpedite Demand Registration (i) for less than one million shares or (ii) within three months of a Large Stockholder selling any registrable securities pursuant to an Xpedite Piggyback Registration (defined below). Unless Premiere shall otherwise consent, any offering pursuant to an Xpedite Demand Registration shall be underwritten and Premiere shall select the underwriters and any additional investment bankers to be used.

  If Premiere proposes to file a registration statement under the Securities Act with respect to an offering for Premiere's own account or for the account of any holders of Premiere Common Stock other than the Large Stockholders, any Large Stockholder may request registration under the Securities Act of all or part of its Registrable Securities on the same terms and conditions as Premiere or such other holders of Premiere Common Stock (an "Xpedite Piggyback Registration"). In the case of an Xpedite Piggyback Registration, Premiere has the right to terminate or withdraw any registration undertaken by it prior to the effectiveness of such registration whether or not any Large Stockholder has elected to include registrable securities in such registration.

  In each of the above instances, subject to certain limitations and conditions, including provisions granting certain preferences, such registrations may include securities sold for the account of the Company or other shareholders, or both.

  With a few exceptions, the Company generally is required to bear the expense relating to the sale of the registration rights holders' securities under registrations, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the registration rights holders' counsel and filing fees related to the registration statement. The Company also is obligated to indemnify the registration rights holders whose shares are included in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

COSALE RIGHTS

  Pursuant to contractual agreement, some of the registration rights holders and their transferees have a right to participate in any sale of Common Stock by certain other shareholders (other than sales to certain related parties of such shareholders). The percentage of shares of Common Stock owned by such registration rights holder which can be put by such holder as its participation interest in such sale is obtained by dividing the number of shares of Common Stock owned or obtainable by such holder by the number of shares of all Common Stock owned or obtainable by both the holder and the selling shareholder.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW

  Certain provisions of the Georgia Business Corporation Code (the "Georgia Code") and the Company's Articles and Bylaws, summarized in the following paragraphs, may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in such shareholder's best interest, including such an attempted transaction as might result in payment of a premium over the market price for shares held by such shareholder.

  Number, Term and Removal of Directors. The Company's Bylaws provide that the size of the Company's Board of Directors shall be comprised of three to seven members as determined from time to time by resolution of the Board (provided that the term of an incumbent director may not be shortened by a reduction in the number of directors constituting the Board). The Board is divided into three classes of directors, each serving for staggered three year terms. Directors may be removed from the Board only for cause and only upon the affirmative vote of at least 75% of the shareholders entitled to vote thereon taken at a duly held shareholders' meeting for which notice of the removal action was properly given. Unless at the same meeting the shareholders vote to appoint a successor director for the remainder of the removed director's term, upon a vacancy created in the Board of Directors pursuant to such removal action or for any other reason (including an increase in the size of the Board pursuant to resolution of the Board), a successor or new director may be appointed only by the affirmative vote of a majority of the directors then in office.

  Call of and Notices Relating to Shareholder Meetings; Actions by Written Consent of Shareholders. The Company's Bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the Board of Directors, the Chairman of the Board, or the President of the Company, and that such meetings shall be called upon the written request of the holders of shares representing at least 75% of the votes entitled to be cast on each issue presented at such meeting (25% at any time the Company has fewer than 100 shareholders of record). The Bylaws also provide that shareholders seeking to bring business before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders, must provide notice thereof not less than 60 nor more than 90 days prior to the meeting, and, in such notice, provide to the Company certain information concerning the proposal or nominee. Actions required to be taken at a shareholder meeting may be taken without a meeting only if the unanimous written consent of the shareholders entitled to vote at such meeting is obtained and delivered to the Company for inclusion in its minute book or other corporate records.

  Georgia Business Combination Statute. Pursuant to its Bylaws, the Company, a Georgia corporation, is subject to the provisions of the Georgia Code, including provisions prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of the Company. Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder,
(ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the Company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company. Under the relevant provisions of the Georgia Code, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the Georgia Code to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaw which made the provisions applicable to the Company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder have been an interested shareholder but for the inadvertent acquisition.

  Constituency Provisions. In addition to considering the effects of any action on the Company and its shareholders, the Company's Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company.

  Supermajority Provisions. The Board of Directors or the holders of 75% or more of the outstanding shares may alter, amend or repeal the Company's Bylaws and adopt new Bylaws. The shareholders also have the power to specify that any Bylaw adopted by the shareholders may not be altered, amended or repealed by the Board of Directors.

DIRECTOR EXCULPATION AND INDEMNIFICATION

  The Company's Articles provide that no director shall be personally liable to the Company or any of its shareholders for any breach of the duties of such position, except that such elimination of liability does not apply to (i) appropriations of business opportunities from the Company in violation of such director's duties, (ii) knowing or intentional misconduct or violation of law,
(iii) liability for assent to distributions which are illegal or improper under the Georgia Code or the Company's Articles and (iv) liability for any transaction in which an improper personal benefit is derived. In addition, the Articles state that if the Georgia Code is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia Code, as so amended, without further action by the Board or the shareholders of the Company, unless the Georgia Code provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal. The Company has entered into indemnification agreements with each of the directors that provide the directors similar rights to indemnification and contribution.

TRANSFER AGENT

  The transfer agent and registrar for the Company's Common Stock is SunTrust Bank, Atlanta in Atlanta, Georgia.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that purchase the Notes in this offering and hold the Notes as a "capital asset" within the meaning of
Section 1221 of the Code.

  ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

CONVERSION OF NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

  The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profits, if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profits.

MARKET DISCOUNT

  Under the market discount rules, if a holder of a Note purchases it at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, is likely to carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF NOTES AND COMMON STOCK

  Each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Each holder of Common Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Special rules may apply to redemptions of Common Stock which may result in different treatment. Any such gain or loss recognized on the sale, exchange, redemption, repurchase, retirement or other disposition of a Note or share of Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above), and would be long-term capital gain or loss if the Note or the Common Stock had been held for more than one year at the time of the sale or exchange. An investor's initial basis in a Note will be the cash price paid therefor. Legislation enacted August 5, 1997 reduced to 20% the maximum rate of tax on long-term capital gains on most assets held by an individual more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%.

BACK-UP WITHHOLDING

  A holder of Notes or Common Stock may be subject to "back-up withholding" from a reportable payment at a rate of 31 percent if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number ("TIN") to the Company certified under penalties of perjury within a reasonable time after the request therefor; (ii) the IRS notifies the Company that the TIN furnished by the holder is incorrect; (iii) the IRS notifies the Company that backup withholding should be commenced because the holder has failed to properly report interest or dividends; or
(iv) when required to do so, the holder fails to certify under penalties of perjury that such holder is not subject to backup withholding or that the TIN provided to the Company is correct. Reportable payments include interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

  The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                             PLAN OF DISTRIBUTION

  Pursuant to a Registration Rights Agreement, the Registration Statement of which this Prospectus forms a part was filed with the Commission covering the resale of the Notes and the Conversion Shares. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until July 30, 1999 (or such earlier date when the holders of the Securities are able to sell all such Notes and/or Conversion Shares immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Notes or Conversion Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

  Sales of the Notes and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Notes or Conversion Shares as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  At the time a particular offering of the Notes and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Notes and number of Conversion Shares being offered, the name or names of the Selling Securityholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

  Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Notes and/or the Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Securityholders may be required to make in respect thereof.

  To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to such Notes or Conversion Shares. In addition to and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and the Conversion Shares.

                                 LEGAL MATTERS

  The validity of the Notes and the Common Stock deliverable upon the conversion of the Notes has been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia, counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996 as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Current Report on Form 8-K dated November 13, 1997 and the financial statements of VTE, VTN and the Significant Franchisees as contained in the Company's Current Report on Form 8-K dated April 30, 1997 as amended by the Company's Current Report on Form 8-K/A filed with the Commission on June 16, 1997 and the Company's Current Report on Form 8-K dated May 16, 1997 as amended by the Company's Current Report on Form 8-K/A filed with the Commission on June 26, 1997 for the periods included therein, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Xpedite as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996 included in the Company's Current Report on Form 8-K dated November 13, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of XSL as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996 included in the Company's Current Report on Form 8-K dated November 13, 1997, have been so incorporated by reference in this prospectus in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFOR-MATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLIC-ITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMA-TION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
Forward Looking Statements.................................................   4
Prospectus Summary.........................................................   5
The Offering...............................................................   9
Ratio of Earnings to Fixed Charges.........................................  11
Risk Factors...............................................................  12
Use of Proceeds............................................................  31
Selling Securityholders....................................................  32
Description of Notes.......................................................  34
Description of Capital Stock...............................................  48
Certain Federal Income Tax Considerations..................................  53
Plan of Distribution.......................................................  55
Legal Matters..............................................................  56
Experts....................................................................  56

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $172,500,000

                          PREMIER TECHNOLOGIES, INC.

                5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                               ----------------

                                  PROSPECTUS

                               ----------------

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the registration of the Securities are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

     Securities and Exchange Commission Registration Fee............... $52,273
     Printing Expenses.................................................   5,000
     Accountants' Fees and Expenses....................................  10,000
     Legal Fees and Expenses...........................................  20,000
     Miscellaneous.....................................................   2,727
                                                                        -------
       Total........................................................... $90,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision related only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Articles of Incorporation, as amended, exonerate the Company's directors from monetary liability to the extent described above.

  In addition to such rights as may be provided by law, the Company's Bylaws provide broad indemnification rights to the Company's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of the Company's directors. The Company is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to the Company any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only be made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or
(ii) a majority of the Board of Directors present at the meeting at which the votes are taken.

  The Company has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, the Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the directors or officers.

  The Company believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   EXHIBIT
   NUMBER                           EXHIBIT DESCRIPTION
   -------                          -------------------
     3.1   Articles of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement
           No. 33-80547).
     3.2   Articles of Amendment to Articles of Incorporation (Incorporated
           herein by reference to Exhibit 3.2 to the Registrant's Registration
           Statement on Form S-8 (No. 333-29787)).
     3.3   Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.02 to Registration Statement No. 33-
           80547).
     4.1   See Exhibits 3.1-3.3 for provisions of the Articles of
           Incorporation, as amended, and Amended and Restated Bylaws defining the rights of the holders of common stock of the Registrant.
     4.2   Indenture, dated as of June 15, 1997, between Premiere Technologies,
           Inc. and IBJ Schroder Bank & Trust Company, as Trustee (Incorporated
           herein by reference to Exhibit 4.1 to the Registrant's Current
           Report on Form 8-K dated July 25, 1997 and filed August 5, 1997).
     4.3   Form of 5 3/4% Convertible Subordinated Note due 2004 (Incorporated
           herein by reference to Exhibit 4.2 to the Registrant's Current
           Report on Form 8-K dated July 25, 1997 and filed August 5, 1997).
     4.4   Registration Rights Agreement, dated as of June 15, 1997, by and among Premiere Technologies, Inc. and Robertson, Stephens & Company
           LLC, Alex. Brown & Sons Incorporated and Donaldson, Lufkin &
           Jenrette Securities Corporation (Incorporated herein by reference to
           Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated
           July 25, 1997 and filed August 5, 1997).
     5.1   Opinion of Alston & Bird.*

   EXHIBIT
   NUMBER                           EXHIBIT DESCRIPTION
   -------                          -------------------
    12.1   Statement of computation of ratios.*
    23.1   Consent of Arthur Andersen LLP.*
    23.2   Consent of Alston & Bird (Included in Exhibits 5.1 and 8.1 above).*
    23.3   Consent of Ernst & Young LLP*
    23.4   Consent of Price Waterhouse*
    24.1   Powers of Attorney (see Page II-5).*
    25.1   Statement of Eligibility and Qualification Under the Trust Indenture
           Act of 1939 of IBJ Schroder Bank & Trust Company, as Trustee, on
           Form T-1.*

--------
* Previously filed.

ITEM 17.  UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT (NO. 333-36557) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, AND STATE OF GEORGIA, ON DECEMBER 23, 1997.

                                          Premiere Technologies, Inc.

                                                    /s/ Boland T. Jones
                                          By: _________________________________
                                                      BOLAND T. JONES
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 23, 1997.

              SIGNATURE                                   TITLE

         /s/ Boland T. Jones              Chairman of the Board of Directors
-------------------------------------      and Chief Executive Officer
           BOLAND T. JONES                 (Principal Executive Officer)

        /s/ Patrick G. Jones              Senior Vice President of Finance and
-------------------------------------      Legal and Secretary (Principal
          PATRICK G. JONES                 Financial and Accounting Officer)

      /s/ George W. Baker, Sr.*           Director
-------------------------------------
        GEORGE W. BAKER, SR.

        /s/ Eduard J. Mayer*              Director
-------------------------------------
           EDUARD J. MAYER

     /s/ Raymond H. Pirtle, Jr.*          Director
-------------------------------------
       RAYMOND H. PIRTLE, JR.

        /s/ Patrick G. Jones
*By: ________________________________
 PATRICK G. JONES, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                    PAGE
 NUMBER                        EXHIBIT DESCRIPTION                          NO.
 -------                       -------------------                          ----
  3.1    Articles of Incorporation of the Registrant (Incorporated
         herein by reference to Exhibit 3.1 to the Registrant's
         Registration Statement No. 33-80547).
  3.2    Articles of Amendment to Articles of Incorporation
         (Incorporated herein by reference to Exhibit 3.2 to the
         Registrant's Registration Statement on Form S-8 (No. 333-29787))
  3.3    Amended and Restated Bylaws of the Registrant (Incorporated
         herein by reference to Exhibit 3.02 to Registration Statement
         No. 33-80547).
  4.1    See Exhibits 3.1-3.3 for provisions of the Articles of
         Incorporation, as amended, and Amended and Restated Bylaws defining the rights of the holders of common stock of the
         Registrant.
  4.2    Indenture, dated as of June 15, 1997, between Premiere
         Technologies, Inc. and IBJ Schroder Bank & Trust Company, as
         Trustee (Incorporated herein by reference to Exhibit 4.1 to the
         Registrant's Current Report on Form 8-K dated July 25, 1997 and filed August 5, 1997).
  4.3    Form of 5 3/4% Convertible Subordinated Note due 2004
         (Incorporated herein by reference to Exhibit 4.2 to the
         Registrant's Current Report on Form 8-K dated July 25, 1997 and filed August 5, 1997).
  4.4    Registration Rights Agreement, dated as of June 15, 1997, by and among Premiere Technologies, Inc. and Robertson, Stephens &
         Company LLC, Alex. Brown & Sons Incorporated and Donaldson,
         Lufkin & Jenrette Securities Corporation (Incorporated herein by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated July 25, 1997 and filed August 5, 1997).
  5.1    Opinion of Alston & Bird.*
 12.1    Statement of computation of ratios.*
 23.1    Consent of Arthur Andersen LLP.*
 23.2    Consent of Alston & Bird (Included in Exhibit 5.1 above).*
 23.3    Consent of Ernst & Young LLP.*
 23.4    Consent of Price Waterhouse.*
 24.1    Powers of Attorney.*
 25.1    Statement of Eligibility and Qualification Under the Trust
         Indenture Act of 1939 of IBJ Schroder Bank & Trust Company, as
         Trustee, on Form T-1.*

--------
* Previously filed.